Exhibit 10.1

Execution Version

CUSIP No.71742TAA8

CREDIT AGREEMENT

Dated as of April 16, 2014

among

PHIBRO ANIMAL HEALTH CORPORATION,

as the Borrower,

Bank of America, N.A.,

as Administrative Agent, Collateral Agent and L/C Issuer,

and

THE LENDERS PARTY HERETO

Arranged By:

bank of america, n.a.

and

Morgan Stanley Senior Funding, Inc.,

as Joint Lead Arrangers,

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley Senior Funding, Inc.

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch.,

as Joint Bookrunners,

MORGAN STANLEY SENIOR FUNDING, INC.

as Syndication Agent

and

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”,

New York Branch.,

as Documentation Agent

-i-

-ii-

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SCHEDULES

1.01A	—	Guarantors
1.01B	—	Immaterial Subsidiaries
1.01C	—	Revolving Credit Commitment
1.01D	—	Term B Commitment
1.01E	—	Unrestricted Subsidiaries
2.03(a)	—	Existing Letters of Credit
5.06	—	Litigation
5.08	—	Environmental Compliance
5.11	—	Subsidiaries and Other Equity Investments
5.20	—	Labor Matters
7.01(b)	—	Existing Liens
7.02(g)	—	Existing Investments
7.03(c)	—	Surviving Indebtedness
10.02	—	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	—	Committed Loan Notice
B	—	[Reserved]
C-1	—	Term B Note
C-2	—	Revolving Credit Note
D	—	Compliance Certificate
E	—	Assignment and Assumption
F	—	Guaranty
G	—	Security Agreement
H	—	[Reserved]
I	—	[Reserved]
J	—	[Reserved]
K	—	Discounted Prepayment Option Notice
L	—	Lender Participation Notice
M	—	Discounted Voluntary Prepayment Notice
N	—	United States Tax Compliance Certificate

-iv-

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 16, 2014, among PHIBRO ANIMAL HEALTH CORPORATION, a Delaware corporation (the “Borrower”), Bank of America, N.A. (“Bank of America”), as Administrative Agent, Collateral Agent and L/C Issuer and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

1.            The Borrower requested on the Closing Date that simultaneously with the consummation of the initial public offering by the Borrower of its Class A Common Stock (the “Phibro IPO”), the Lenders extend credit to the Borrower in the form of (i) Term B Loans in an initial aggregate principal amount equal to $290,000,000 and (ii) Revolving Credit Commitments in an initial aggregate principal amount of $100,000,000 (the “Revolving Credit Facility”).  The Revolving Credit Facility may include one or more Letters of Credit from time to time.

2.            The proceeds of the Term B Loans and the Initial Revolving Borrowing, together with cash of the Borrower, will be used to finance the Transaction Expenses and to consummate the Refinancing.  The proceeds of Revolving Credit Loans made after the Closing Date and Letters of Credit will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including Capital Expenditures, Restricted Payments and the financing of Permitted Acquisitions.

3.            The applicable Lenders have indicated their willingness to lend, and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01     Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2018 Senior Notes” has the meaning specified in the definition of “Refinancing”.

“Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).

“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).

“Accounting Changes” has the meaning specified in Section 1.03(d).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business that, in each case, becomes or is acquired by a Restricted Subsidiary during the relevant period or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA (determined using the definition of “Consolidated EBITDA” and the other defined terms used therein as if references to the Borrower and the Restricted Subsidiaries therein were to such Acquired Entity or Business and its Subsidiaries or Converted Restricted Subsidiary and its Subsidiaries, as the case may be that, in each case, becomes or is acquired by a Restricted Subsidiary) of such Acquired Entity or Business or Converted Restricted Subsidiary, as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Additional Lender” has the meaning specified in Section 2.14(c).

“Administrative Agent” means, subject to Section 9.13, Bank of America, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.17.

“Alternative Currency” means each of Euro, British Pounds Sterling and Canadian Dollars.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party or its Subsidiaries, related to terrorism financing or money laundering including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurodollar Rate Loans, Base Rate Loans, LIBOR Daily Floating Rate Loans, L/C Advances or Letters of Credit, as applicable, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 3.01(e) and Section 3.02, be changed by such Lender upon ten (10) days’ prior written notice to the Administrative Agent and the Borrower; provided that, for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Rate” means a percentage per annum equal to: (a) (i) for Eurodollar Rate Loans that are Term B Loans, 3.00% and (B) for Base Rate Loans that are Term B Loans, 2.00%. (b) (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Sections 6.01 and 6.02, (A) for Eurodollar Rate Loans that are Revolving Credit Loans and Letter of Credit Fees, 2.75%, (B) for Base Rate Loans that are Revolving Credit Loans, 1.75% and (C) for Revolving Credit Loans that are LIBOR Daily Floating Rate Loans, 2.75%, (ii) thereafter, in connection with Revolving Credit Loans and Letter of Credit Fees, the percentages per annum set forth in the table below, based upon the First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	First Lien Net Leverage Ratio	Letter of Credit Fees	Base Rate for Revolving Loans	Eurodollar Rate for Revolving Loans	LIBOR Daily Floating Rate Loans
I	≥ 2.75:1.00	2.75%	1.75%	2.75%	2.75%
II	<2.75:1.00	2.50%	1.50%	2.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 6.02(a).

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the First Lien Net Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the First Lien Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined First Lien Net Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Section 2.09 and Section 2.10 as a result of the miscalculation of the First Lien Net Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.09 or Section 2.10, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.09 (other than Section 2.09(b)), in accordance with the terms of this Agreement); provided that, notwithstanding the foregoing, so long as an Event of Default described in Section 8.01(f) has not occurred with respect to the Borrower, such shortfall shall be due and payable five (5) Business Days following the determination described above.

Notwithstanding the foregoing, the Applicable Rate in respect of any Class of Extended Revolving Credit Commitments or any Incremental Term Loans, Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment or Extension Offer.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease, the capitalized amount thereof that would appear on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.05(a)(iv); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal years ended June 30, 2013, 2012 and 2011 and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal years, including the notes thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to the sum of:

(a)           $50,000,000; plus

(b)           the cumulative amount of Excess Cash Flow of the Borrower and the Restricted Subsidiaries for all fiscal years completed after the Closing Date (commencing with the first full fiscal year ending after the Closing Date) and prior to the Available Amount Reference Time, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Available Amount Reference Time to the prepayment of Term Loans in accordance with Section 2.05(b)(i) and the amount by which such prepayment is reduced by Section 2.05(b)(i)(B) and (z) the portion of any Excess Cash Flow that would have been applied after the Closing Date and prior to the Available Amount Reference Time to the prepayment of Term Loans in accordance with the applicable mandatory prepayment provision but for the Borrower’s determination that such prepayment would have violated applicable law or resulted in adverse tax consequences related to the repatriation of funds by foreign subsidiaries; plus

(c)           the amount of any capital contributions or Net Cash Proceeds from any Permitted Equity Issuance (or issuance of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than any capital contributions or equity or debt issuances to the extent utilized in connection with other transactions permitted pursuant to Section 7.02, 7.06 or 7.09) received by or made to the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(d)           the aggregate amount of Retained Declined Proceeds retained by the Borrower during the period from the Business Day immediately following the Closing Date through the Available Amount Reference Time; plus

(e)           to the extent not already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary during the period from the Business Day immediately following the Closing Date through the Available Amount Reference Time from any JV Entity or Unrestricted Subsidiaries; plus

(f)            to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (ii) used to prepay Term Loans or otherwise applied in accordance with Section 2.05(b)(ii) or Section 2.05(b)(vi) or (iii) constituting Retained Declined Proceeds, the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary during the period from the Business Day immediately following the Closing Date through the Available Amount Reference Time in connection with the sale, transfer or other disposition of its ownership interest in any JV Entity or Unrestricted Subsidiary; plus

(g)           in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), minus

(h)           the aggregate amount of (i) any Investments made pursuant to Section 7.02(n) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment), (ii) any Restricted Payments made pursuant to Section 7.06(k) and (iii) any payments made pursuant to Section 7.09(a)(iii), in each case, during the period from the Business Day immediately following the Closing Date through the Available Amount Reference Time (and, for purposes of this clause (h), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time);

provided, that the amounts specified in clauses (a) and (b) shall only be available if the Borrower is in compliance with the Financial Covenant for the Test Period most recently ended prior to such Available Amount Reference Time, determined on a Pro Forma Basis after giving effect to any Specified Transaction in connection with the intended usage of the Available Amount at such Available Amount Reference Time.

“Bank of America” has the meaning specified in the introductory paragraph to this Agreement.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” means, with respect to any Person, such Person or its parent entity becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.

“Base Rate” means a fluctuating rate per annum, for any day, equal to the highest of:

(a)           the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”;

(b)           ½ of 1% per annum above the Federal Funds Rate; and

(c)           the Eurodollar Rate for an Interest Period of one (1) month plus 1%.

The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“British Pounds Sterling” and “£” mean the lawful currency of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located; provided that, if such day relates to any interest rate settings as to a Eurodollar Rate Loan or a LIBOR Daily Floating Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan or such LIBOR Daily Floating Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan or such LIBOR Daily Floating Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Research and Development Costs and Capitalized Software Expenditures) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and (b) Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Research and Development Costs” means research and development costs that are required to be, in accordance with GAAP, capitalized.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any relevant L/C Issuer and the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the relevant L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) such L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary, whether denominated in Dollars or an Alternative Currency:

(1)           Dollars or any Alternative Currency;

(2)           securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(4)           repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s, with maturities of 24 months or less from the date of acquisition;

(6)           marketable short-term money market and similar securities having a rating of at least “P-1” or “A-1” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7)           readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8)           readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9)           Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;

(10)         with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(11)         investment funds investing 90% of their assets in securities of the types described in clauses (1) through (10) above.

“Cash Management Bank” means any Lender, any Agent, any Lead Arranger or any Affiliate of the foregoing providing treasury, depository, credit or debit card, purchasing card and/or cash management services or automated clearing house transfers of funds to the Borrower or any Restricted Subsidiary or conducting any automated clearing house transfers of funds.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of any overdraft and related liabilities arising from treasury, depository, credit or debit card, purchasing card or cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, implemented or promulgated.

“Change of Control” means the earlier to occur of:

(1) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (other than a transaction following which holders of securities that represented 100% of the Voting Stock of Borrower, immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own, directly or indirectly, at a least a majority of the voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction);

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; or

(3) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors (together with or as replaced by any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by (i) the majority in interest of the Permitted Holders or (ii) a vote of the majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term B Commitments, Extended Revolving Credit Commitments, Refinancing Revolving Credit Commitments, an Incremental Revolving Commitment, Commitments in respect of any Extended Term Loans or Commitments in respect of any Incremental Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term B Loans, Extended Term Loans or Incremental Term Loans.  Incremental Term Loans and Extended Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Closing Date” means the date that all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in the Collateral Documents and shall include the Mortgaged Properties.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time on and after the Closing Date, the requirement that:

(a)           the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01 or pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party that is a party thereto;

(b)           all Obligations shall have been unconditionally guaranteed (the “Guaranties”) by each Wholly-Owned Restricted Subsidiary (other than any Excluded Subsidiary), including as of the Closing Date those that are listed on Schedule 1.01A hereto (each, a “Guarantor”);

(c)           the Obligations and the Guaranties shall have been secured pursuant to the Security Agreement by a first-priority security interest in all the Equity Interests (other than (i) Equity Interests of De Minimis Foreign Subsidiaries, (ii) any Equity Interest of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness incurred pursuant to Section 7.03(w) if such Equity Interests are pledged as security for such Indebtedness and if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests and (iii) Equity Interests of any JV Entity if and for so long as the terms of any Contractual Obligation existing on the Closing Date prohibit the creation of any other Lien on such Equity Interests (or with respect to any JV Entity acquired after the Closing Date, as of the date of such acquisition; provided such Contractual Obligation was not entered into in connection with or anticipation of such acquisition)) held directly by the Borrower or any Guarantor in any Restricted Subsidiary (limited, in the case of Equity Interests of any Foreign Subsidiary not otherwise excluded from this clause (c), to 65% of the issued and outstanding Equity Interests of each such Foreign Subsidiary);

(d)           except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranties shall have been secured by a perfected security interest (other than in the case of mortgages, to the extent such security interest may be perfected by delivering certificated securities, filing personal property financing statements or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, United States intellectual property, other general intangibles (including contract rights), intercompany notes that are negotiable instruments, owned (but not leased) real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;

(e)           none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(f)            the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 6.11 and Section 6.13 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a title insurance policy for such property or the equivalent or other form (if applicable) available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage in an amount not to exceed the fair market value of each such Material Real Property (as reasonably determined by the Borrower) as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) a completed Life of Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and if any improvements on any Mortgaged Property is located in an area designated as a “special flood hazard area,” evidence of such flood insurance as may be required under Section 6.07 and (iv) such existing surveys, existing abstracts, existing appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent and the Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for creation or the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by any Loan Party, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases; (b) Liens and the Guaranties required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed in writing between the Administrative Agent and the Borrower; (c) the Collateral and Guarantee Requirement shall not apply to any of the following assets: (i) any fee-owned real property that is not a Material Real Property or that is located in a jurisdiction other than the United States and any leasehold interests in real property, (ii) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or equivalent), letter of credit rights and commercial tort claims, (iii) assets for which a pledge thereof or a security interest therein is prohibited by applicable Laws, (iv) any lease, license or other agreements or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Capitalized Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (v) any Equity Interest of any Subsidiary the pledge of which is prohibited by applicable law or which would require governmental consent, approval, license or authorization unless such consent, approval, license or authorization has been received (but Borrower shall use its commercially reasonably efforts to obtain such consent, approval, license or authorization), (vi) any intent-to-use trademark application prior to the filing and acceptance of a verified statement of use or amendment to allege use with respect thereto to the extent, if any, that, and solely during the period, if any, in which the grant, attachment or assignment (apart from the business or that portion of the business to which it relates) of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under the federal laws of the United States and (vii) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent; (d) no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements; (e) no landlord waivers, estoppels, warehouseman waiver or other collateral access or similar letters or agreements shall be required; (f) no action shall be required with respect to any Intellectual Property (as defined in the Security Agreement) that is governed solely by the laws of a jurisdiction other than the United States; and (g) no actions in any jurisdiction outside of the United States or that are necessary to comply with the Laws of any jurisdiction outside of the United States shall be required in order to create any security interests in assets located, titled, registered or filed outside of the United States or to perfect such security interests (it being understood that there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the Laws of any jurisdiction outside of the United States).

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.01(f), Section 6.11 or Section 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guaranty in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment, a Revolving Credit Commitment, an Extended Revolving Credit Commitment, an Incremental Revolving Credit Commitment, a Refinancing Revolving Commitment, a commitment in respect of any Incremental Term Loans or a commitment in respect of any Extended Term Loans or any combination thereof, as the context may require.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in Section 5.19(b) of this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Depreciation and Amortization Expense” means, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capital expenditures and the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise as determined in accordance with GAAP.

“Consolidated EBITDA” means, for any Period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period:

(a)          increased (without duplication) by the following:

(i)           provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of the Borrower and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(ii)          Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period (including (w) bank fees, (x) payments made or received under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities); plus

(iii)         Consolidated Depreciation and Amortization Expense of the Borrower and its Restricted Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)         any expenses or charges related to any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each cash, whether or not successful), including (A) such fees, expenses or charges related to the Loans and any other credit facilities and (B) any amendment or other modification of the Loans and any other credit facility or issuance of Indebtedness, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)          the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions on and after the Closing Date, and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount added back pursuant to this clause (v) and clause (vii) below and any increase to Consolidated EBITDA as a result of the Pro Forma Adjustment attributable to business optimization expenses (other than as a result of an actual increase in revenues or an actual reduction in costs) for any period shall not exceed (on a Pro Forma Basis) 20% of Consolidated EBITDA for such period (before giving pro forma effect to such adjustments); plus

(vi)         any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period); plus

(vii)        the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith and certified by a Responsible Officer of the Borrower in writing to the Administrative Agent to result from actions either taken or initiated prior to or during such period (which cost savings and synergies shall be subject only to certification by a Responsible Officer of the Borrower and shall be calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (A) a Responsible Officer of the Borrower shall have certified to the Administrative Agent that (x) such cost savings and synergies are reasonably identifiable and (y) such actions have been taken or are expected to be taken within twelve (12) months after the date of determination to take such action, (B) no cost savings or synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period and (C) the aggregate amount added back pursuant to clause (v) above, this clause (vii) and any increase to Consolidated EBITDA as a result of clause (b) of the Pro Forma Adjustment attributable to business optimization expenses (other than as a result of an actual increase in revenues or an actual reduction in costs) for any period shall not exceed (I) (on a Pro Forma Basis) 20% of Consolidated EBITDA for such period (before giving pro forma effect to such adjustments); plus

(viii)       any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests); plus

(ix)         cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(x)          any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(xi)         realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries;

(xii)        net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; and

(xiii)       any costs or expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures that are known prior to the Closing Date, provided that amounts added back pursuant to this clause (xiii) shall not exceed $10,000,000 in the aggregate;

(b)         decreased (without duplication) by: (i) non-cash gains increasing Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced

Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (ii) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus (iii) any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus (iv) any amounts included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45;

(c)          increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(d)         increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (including the Companies), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent.  For purposes of determining the Net Leverage Ratio and the First Lien Net Leverage Ratio, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated First Lien Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of, without duplication, Indebtedness for borrowed money secured by a first priority Lien on the Collateral, obligations in respect of Capitalized Leases and Indebtedness incurred pursuant to Section 7.03(f) minus (b) an amount equal to the excess of (i) (A) all unrestricted cash and Cash Equivalents (determined in accordance with GAAP) included in the consolidated balance sheet of the Borrower and its domestic Restricted Subsidiaries held in the United States as of such date plus (B) 60% of all unrestricted cash and Cash Equivalents included in the consolidated balance sheet of the Borrower, to the extent not held in the United States, and of the Borrower’s foreign Restricted Subsidiaries over (ii) $10,000,000; provided that Consolidated Net Debt shall not include (x) Letters of Credit, except to the extent of drawn but unreimbursed amounts thereunder and, without duplication, the excess of any outstanding standby letters of credit over $25,000,000 and (y) obligations under Swap Contracts.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(1)          consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net

Income including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any obligations under any Swap Contracts or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness; plus

(2)          consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)          interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of, without duplication, Indebtedness for borrowed money, obligations in respect of Capitalized Leases and Indebtedness incurred pursuant to Section 7.03(f) minus (b) an amount equal to the excess of (i) (A) all unrestricted cash and Cash Equivalents (determined in accordance with GAAP) included in the consolidated balance sheet of the Borrower and its domestic Restricted Subsidiaries held in the United States as of such date plus (B) 60% of all unrestricted cash and Cash Equivalents included in the consolidated balance sheet of the Borrower, to the extent not held in the United States, and of the Borrower’s foreign Restricted Subsidiaries over (ii) $10,000,000; provided that Consolidated Net Debt shall not include (x) Letters of Credit, except to the extent of drawn but unreimbursed amounts thereunder and, without duplication, the excess of any outstanding standby letters of credit over $25,000,000, (y) obligations under Swap Contracts and (z) the 2018 Senior Notes to the extent defeased.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)          subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)          solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the Loan Documents, except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)          any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Borrower or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the board of directors of the Borrower);

(4)          any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense;

(5)          the cumulative effect of a change in accounting principles;

(6)          any (i) non-cash compensation charge or expense arising from any grant of stock, stock options, stock appreciation rights or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)          all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)          any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(9)          any unrealized foreign currency translation gains or losses in respect of Indebtedness of any the Borrower or any Restricted Subsidiary denominated in a currency other than the functional currency of the Borrower or any Restricted Subsidiary and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)        any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary;

(11)        any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12)        any goodwill or other intangible asset impairment charge or write-off;

(13)        any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(14)        accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP;

(15)        fees, costs and expenses (including audit fees) related to or incurred in connection with the Transactions, this Agreement and the other Loan Documents and taxes incurred in connection with repatriation of funds in anticipation of a dividend prior to the Closing Date;

(16)        any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; and

(17)        gains and losses due solely to fluctuations in currency values and the related tax effects in accordance with GAAP.

In addition, to the extent not already excluded from the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date and (iii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Revolving Credit Loans and L/C Obligations to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capitalized Lease Obligations, (f) deferred revenue arising from cash receipts that are earmarked for specific projects, (g) the current portion of deferred acquisition costs and (h) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurodollar Rate Loan or a LIBOR Daily Floating Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable

Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“De Minimis Foreign Subsidiary” means, at any date of determination, any Foreign Subsidiary the Equity Interests of which would otherwise be required to be pledged pursuant to the Collateral and Guarantee Requirement and which does not have either (a) net sales that are, when combined with all other De Minimis Foreign Subsidiaries, greater than five percent (5.0%) of the net sales of the Borrower and its Restricted Subsidiaries as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) or (b) assets with a book value that, when combined with all other De Minimis Foreign Subsidiaries, greater than five percent (5.0%) of the book value of Total Assets as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(m) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Range” has the meaning specified in Section 2.05(d)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(d)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(d)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(d)(v).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any issuance or sale of Equity Interests of a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations under the Loan Documents that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans.

“Disqualified Lenders” means (i) such Persons or Affiliates and/or related funds of such Persons in each case that have been specified in writing to the Administrative Agent prior to the Closing Date, (ii) competitors and any of their Affiliates of the Borrower and its Subsidiaries in each case that have been specified in writing to the Administrative Agent from time to time and (iii) in the case of clauses (i) and (ii), any of their Affiliates that are clearly identifiable on the basis of such Affiliates’ name.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or an L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary (other than a Domestic Subsidiary Holding Company) that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Subsidiary Holding Company” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and that has no material assets other than equity interests (including any debt instrument, option, warrant or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries that are CFCs.

“ECF Percentage” has the meaning specified in Section 2.05(b)(i).

“Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party or its Subsidiaries relating to economic sanctions and terrorism financing administered by OFAC, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“Effective Yield” per annum, shall mean, as of any date of determination, the sum of (i) the higher of (A) the Eurodollar Rate on such date for a deposit in dollars with a maturity of one month and (B) the Eurodollar Rate floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date, (with such interest rate margin and interest spreads to be determined by reference to the Eurodollar Rate) and (iii) the amount of OID and upfront fees thereon paid to all Lenders providing such loans (converted to yield assuming a four-year average life and without any present value discount).

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution, the protection of the environment, natural resources or to the generation, transport, storage, use, treatment, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or that is in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.

“Euro”, “EUR” and “€” mean lawful money of the Participating Member States introduced in accordance with EMU Legislation.

“Eurodollar Rate” means, for any applicable Interest Period, the rate per annum equal to the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Administrative Agent), as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the Interest Period, for Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the rate for that Interest Period will be determined by such alternate method as reasonably selected by the Administrative Agent.  Notwithstanding the foregoing sentences, in no event shall the Eurodollar Rate for Term B Loans at any time be less than 1.00% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)          the sum, without duplication, of:

(i)           Consolidated Net Income for such period;

(ii)          an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income;

(iii)         decreases in Consolidated Working Capital for such period (other than any such decreases arising from non-ordinary course acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting or changes in currency exchange rates); and

(iv)         an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b)           the sum, without duplication, of:

(i)           an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (1) through (5) of the definition of Consolidated Net Income;

(ii)          without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash flow of the Borrower or its Restricted Subsidiaries;

(iii)         the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of repayments of Term Loans pursuant to Section 2.07(a) and (b) and any mandatory prepayment of Term Loans pursuant to Section 2.05(b) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments under the Revolving Credit Facility and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of an incurrence or issuance of other Indebtedness (other than revolving loans) of the Borrower or its Restricted Subsidiaries or with the proceeds from the issuance of Equity Interests;

(iv)         an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v)          increases in Consolidated Working Capital for such period (other than any such increases arising from non-ordinary course acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting or change in currency exchange rate);

(vi)         cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness;

(vii)        the amount of Investments made pursuant to Sections 7.02(j) or (t) during such period and the amount of Restricted Payments made pursuant to Sections 7.06(f) and (l) except to the extent that such Investments and Restricted Payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries;

(viii)       the amount of Investments made pursuant to Sections 7.02(n), the amount of Restricted Payments paid during such period pursuant to Section 7.06(k) and the amount of payments made during such period pursuant to Section 7.09(a)(iii), in each case during such period to the extent that such Investments and payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries; provided that the aggregate amount of all deductions from Excess Cash Flow pursuant to this clause (viii) since the Closing Date shall not exceed $75,000,000;

(ix)         the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness;

(x)          the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period;

(xi)         without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including earnouts) made pursuant to Sections 7.02(j), (n) or (t) or Capital Expenditures, in each case to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period to the extent intended to be financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries; provided that to the extent the aggregate amount utilized to finance such Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, less the amount financed other than through internally generated cash flow of the Borrower and its Restricted Subsidiaries, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; and

(xii)        the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable Law or by any Contractual Obligation existing on the Closing Date (or, with respect to Subsidiaries acquired after the Closing Date, as of the date of such acquisition; provided that such Contractual Obligation was not entered into in connection with or anticipation of such acquisition) from guaranteeing the Facilities or which would require (including regulatory) consent, approval, license or authorization from any Governmental Authority to provide a Guaranty unless such consent, approval, license or authorization has been received, (b) any Foreign Subsidiary, (c) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(w) and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid or becomes unsecured, if such Restricted Subsidiary ceases to guarantee such secured Indebtedness or such prohibition no longer exists, as applicable; (e) any Immaterial Subsidiary, (f) any not-for-profit Subsidiary, (g) any captive insurance Subsidiary, (h) any Unrestricted Subsidiary, (i) any Domestic Subsidiary Holding Company and (j) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal or unlawful under or otherwise violates the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means, (a) with respect to each Agent and each Lender, taxes (including any additions to tax, penalties and interest) imposed on its overall net income or net profits (including any franchise taxes imposed in lieu thereof) by any jurisdiction as a result of such Agent or such Lender, as the case may be, being resident or being deemed to be resident, being organized, maintaining an Applicable Lending Office, or carrying on business or being deemed to carry on business in such jurisdiction (other than any business or deemed business arising solely from any Loan Documents or any transactions contemplated thereby), (b) any U.S. federal withholding tax that is imposed on amounts payable to a Lender under the law in effect at the time such Lender becomes a party to this Agreement; provided that this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the Lender’s assignor (if any) was entitled to receive immediately prior to such assignment or (y) such Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligations that such Lender acquired pursuant to Section 3.07, (c) any withholding tax resulting from a failure of a Lender to comply with Section 3.01(f) or a failure of the Agent to comply with Section 3.01(g), and (d) any U.S. federal withholding tax imposed pursuant to current Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any current or future regulations with respect thereto or official administrative interpretations thereof.

“Existing Indebtedness” means Indebtedness for borrowed money of each of the Companies, the Borrower and their respective Restricted Subsidiaries outstanding immediately prior to the Closing Date.

“Existing Letters of Credit” has the meaning specified in Section 2.03(a).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Extended Term Loans” has the meaning specified in Section 2.15(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.15(a).

“Extending Term Lender” has the meaning specified in Section 2.15(a).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means the Term Loans or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations with respect thereto or official administrative interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter dated among the Borrower, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and Rabobank Nederland, as amended, supplemented or otherwise modified from time to time.

“Financial Covenant” means the covenant set forth in Section 7.10.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) the Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(vi).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(vi).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations owing to such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” has the meaning specified in Section 2.03(h).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that (A) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (B) at any time after the Closing Date, the Borrower may elect, upon notice to the Administrative Agent, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein), including as to the ability of the Borrower to make an election pursuant to clause (A) of this proviso, (C) any election made pursuant to clause (B) of this proviso, once made, shall be irrevocable, (D) any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower's election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (E) the Borrower may only make an election pursuant to clause (B) of this proviso if it also elects to report any subsequent financial reports required to be made by the Borrower, including pursuant to Sections 6.01(a) and (b), in IFRS.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided, further that “Guarantee Obligations” shall exclude any Excluded Swap Obligations.

“Guaranties” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guaranty Supplement (as defined in the Guaranty), and any such Restricted Subsidiary shall thereafter be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes.

“Guaranty” means, collectively, (a) the Guaranty substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any applicable Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“Hedge Bank” means any Person that is a Lender, an Agent, a Lead Arranger or an Affiliate of any of the foregoing at the time it enters into a Secured Hedge Agreement or is a Lender, an Agent, a Lead Arranger or an Affiliate of any of the foregoing on the Closing Date and on the Closing Date is also party to a Swap Contract with a Loan Party or any Restricted Subsidiary permitted under Section 7.03(g), in each case in its capacity as a party thereto.

“HMT” has the meaning specified in Section 5.19(b).

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means, at any date of determination, each Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below); provided that (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) in the aggregate at the last day of the most recent Test Period equal or exceed 5% of the Total Assets of the Borrower and its Subsidiaries at such date or (ii) the gross revenues for such Test Period of all Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) in the aggregate equal or exceed 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” in the aggregate do not exceed such limits; and provided further that the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.  Each Immaterial Subsidiary of the Borrower as of the Closing Date is set forth on Schedule 1.01B hereto.

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“Impacted Loans” has the meaning specified in Section 3.03.

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Facilities Cap” has the meaning specified in Section 2.14(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.14(c).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(c).

“Incremental Revolving Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Facilities” has the meaning specified in Section 2.14(a).

“Incremental Revolving Lender” has the meaning specified in Section 2.14(c).

“Incremental Term A Loans” has the meaning specified in Section 2.14(b)(iv).

“Incremental Term Loan Increases” has the meaning specified in Section 2.14(a).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)          net obligations of such Person under any Swap Contract;

(d)         all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)          all Attributable Indebtedness;

(g)         all obligations of such Person in respect of any Disqualified Equity Interests; and

(h)         all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar organization under the laws of the jurisdiction of such joint venture) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Net Debt (without giving effect to clause (b) thereof) and (B) in the case of the Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Lenders” means each of Bank of America and Morgan Stanley Senior Funding Inc.

“Initial Revolving Borrowing” means one or more borrowings of Revolving Credit Loans or issuances or deemed issuances of Letters of Credit on the Closing Date as specified in Section 2.01(b) and Section 2.03(a)(i).

“Intercreditor Agreement” means an intercreditor agreement by and among the Collateral Agent and the collateral agents or other representatives for the holders of Indebtedness secured by Liens on the Collateral that are intended to rank junior to the Liens securing the Obligations and that are otherwise Liens permitted pursuant to Section 7.01, providing that all proceeds of Collateral shall first be applied to repay the Obligations in full prior to being applied to any obligations under the Indebtedness secured by such junior Liens and that until the termination of the Commitments and the repayment in full (or Cash Collateralization of Letters of Credit) of all Obligations (other than contingent obligations not then due and payable), the Collateral Agent shall have the sole right to exercise remedies against the Collateral (subject to customary exceptions and the expiration of any standstill provisions) and otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and (c) as to any LIBOR Daily Floating Rate Loan, the last Business Day of each month.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or twelve months or any shorter amount of time if consented to by all the Appropriate Lenders) thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:

(i)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)        no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any Obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

For purposes of clarification, any transfer pricing arrangements among the Borrower and its Subsidiaries for the provision and extension of customary services by Foreign Subsidiaries in the normal course of business of the Borrower and its Domestic Subsidiaries, consistent with the past practices of the Borrower and its Domestic Subsidiaries, and any payments by the Borrower and its Domestic Subsidiaries to Foreign Subsidiaries thereunder shall not be deemed an Investment by the Borrower or its Domestic Subsidiaries in such Foreign Subsidiaries.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Fitch, Inc.

“Phibro IPO” has the meaning specified in the preamble.

“IP Rights” has the meaning specified in Section 5.14.

“JV Entity” means (a) any joint venture and (b) any non-Wholly-Owned Subsidiary of the Borrower.

“Judgment Currency” has the meaning specified in Section 10.17.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitment, Additional Revolving Credit Commitment, Extended Term Loan or Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (i) Bank of America or any of its Subsidiaries or Affiliates selected by Bank of America, and (ii) any other Lender (or any of its Subsidiaries or Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or Section 10.07(j); in the case of each of clause (i) or (ii) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.

“Lead Arrangers” means Bank of America, N.A. and Morgan Stanley Senior Funding, Inc. in their capacity as Joint Lead Arrangers under this Agreement.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).

“Letter of Credit” means any standby letter of credit issued hereunder.  Letters of Credit may be issued in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means an amount equal to the aggregate amount of the Revolving Credit Commitments.

“LIBOR Daily Floating Rate” is a fluctuating rate of interest which can change on each Business Day.  The rate will be adjusted on each Business Day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Administrative Agent) for Dollar deposits for delivery on the date in question for a one month term beginning on that date.  The Administrative Agent will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Administrative Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Administrative Agent.

“LIBOR Daily Floating Rate Loan” means a Revolving Credit Loan that bears interest on the LIBOR Daily Floating Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan (including any Incremental Term Loans, any Extended Term Loans, Loans made pursuant to any Additional Revolving Credit Commitment or loans made pursuant to any Incremental Revolving Commitment).

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, the Fee Letter, any Intercreditor Agreement and each Letter of Credit Application, in each case as amended from time to time (it being understood that no Secured Hedge Agreement shall be a Loan Document).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Real Property” means any real property with a fair market value in excess of $3,000,000 owned by any Loan Party.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date (and, with respect to any Additional Revolving Credit Commitments or Extended Revolving Credit Commitments, the maturity date applicable to such Additional Revolving Credit Commitments or Extended Revolving Credit Commitments in accordance with the terms hereof), and (b) with respect to Term B Loans, the seventh anniversary of the Closing Date or with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Minimum Tranche Amount” has the meaning specified in Section 2.15(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds of hypothecation and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 6.11 and/or Section 6.13.

“Mortgage Policies” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)          with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Borrower), and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $1,500,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year for all Dispositions shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a));

(b)         with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance; and

(c)          with respect to any Permitted Equity Issuance by the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term B Note, or a Revolving Credit Note as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party or any other Subsidiary arising under any Secured Hedge Agreement

(excluding any Excluded Swap Obligations), and (z) Cash Management Obligations.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.  Notwithstanding anything herein to the contrary, “Obligations” shall in no event include any Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 5.19(b).

“Offered Loans” has the meaning specified in Section 2.05(d)(iii).

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other excise, property, intangible, mortgage recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding, in each case, any such Taxes resulting from an Assignment and Assumption or transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document (“Assignment Taxes”), but only to the extent such Assignment Taxes (i) are imposed as a result of a present or former connection between the applicable Lender and the taxing jurisdiction (other than any connection arising solely from any Loan Documents or any transactions contemplated thereby) and (ii) do not result from an assignment, change of Applicable Lending Office, etc., requested by the Borrower.

“Outstanding Amount” means (a) with respect to the Term Loans and Revolving Credit Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments there of (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the relevant L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower.

“Permitted Holder” means each of : (i) Jack Bendheim, (ii) each of Jack Bendheim’s spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and decedents thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the foregoing, individually or in the aggregate, own or control a majority interest and (iii) any other Person that qualifies as a “Permitted Entity” or “Qualified Stockholder” under the certificate of incorporation of the Borrower as in effect on the Closing Date.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), at the time thereof, no Event of Default shall have occurred and be continuing, (d) (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, and (ii) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness pursuant to Section 7.03(c), the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), and (d) such modification, refinancing, refunding, renewal or extension is incurred by a Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended. .

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of its Restricted Subsidiaries after the Closing Date in an amount not to exceed $5,000,000 in any fiscal year; provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Restricted Subsidiary.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phibro IPO” has the meaning specified in the Preliminary Statements to this Agreement.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Post-Acquisition Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Securities and Exchange Commission and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and its Restricted Subsidiaries, in each case being given pro forma effect, that (i) have been realized or (ii) will be implemented within the relevant Post-Acquisition Period and are supportable and quantifiable and expected to be realized within the succeeding twelve (12) months and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead) taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of the Borrower and its Subsidiaries, assuming such Permitted Acquisition or Disposition, and all other Permitted Acquisitions or Dispositions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that (i) the aggregate amount added back to Consolidated EBITDA pursuant to clause (v) and clause (vii) of the definition there of and any increase in Consolidated EBITDA as a result of such Pro Forma Adjustment attributable to business optimization expenses (other than as a result of an actual increase in revenues or an actual reduction in costs) pursuant to this clause (b) shall not exceed 20% of total Consolidated EBITDA on a Pro Forma Basis for such Test Period and (ii) any such pro forma increase or decrease in Consolidated EBITDA shall be without duplication of cost savings or additional costs already included in such Consolidated EBITDA.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(b).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(b).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or Loans, in the case of Term Loans) of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments (or aggregate Loans, in the case of Term Loans) under the applicable Facility or Facilities at such time; provided that if the Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(ii).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Lenders” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(d)(iv).

“Rabobank” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch.

“Refinancing” means the (i) repayment in full of, and termination of commitments under the Credit Agreement, dated as of August 31, 2010 (as amended, restated, amended and restated, supplemented or modified from time to time) among the Borrower, the lenders party thereto from time to time and Bank of America, as administrative agent, (ii) issuance of the redemption notice on the Closing Date for the satisfaction and discharge of the Borrower’s obligations under the indenture governing the Borrower’s 9.25% Senior Notes due 2018 (the “2018 Senior Notes”), and the redemption of the 2018 Senior Notes and satisfaction and discharge of the indenture in accordance with the indenture after the closing of the Facilities and the Phibro IPO and (iii) repayment of the outstanding loans with Mayflower L.P. and BFI Co., LLC.

“Refinancing Revolving Commitments” means Incremental Revolving Commitments and Incremental Revolving Facilities that are designated by a Responsible Officer of the Borrower as “Refinancing Revolving Commitments” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Refinancing Term Loans” means Incremental Term Loans and Incremental Term Loan Increases that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Register” has the meaning specified in Section 10.07(d).

“Rejection Notice” has the meaning specified in Section 2.05(b)(v).

“Related Indemnified Person” means, with respect to any Indemnitee, (1) any controlling person or controlled affiliate of such Indemnitee and (2) the respective directors, officers or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (3) the respective agents, advisors or representatives of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (3) acting on behalf of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition pertains to a controlled affiliate or controlling person involved in any one of the Transaction.

“Related Parties” means, with respect to any Person, such Person’s Affiliates, and the partners, directors, officers, employees, counsel, agents, trustees, controlling persons, advisors and other representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment or into, from or through any building, structure or facility.

“Reportable Event” means, with respect to any Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Event” means with respect to the Term B Loans (i) any prepayment or repayment of Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of term loans or other refinancing indebtedness bearing interest with an Effective Yield (but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans) less than the Effective Yield (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) applicable to the Term B Loans prepaid or repaid, but excluding any new or replacement loans incurred in connection with a change of control and (ii) any amendment to the Term B Loans which reduces the Effective Yield (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) applicable to any Term B Loans, other than in connection with a Change of Control.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term B Commitments, and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term B Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, at least two Lenders having more than 50.0% in the aggregate of (a) the Revolving Credit Commitments or (b) after the termination of the Revolving Credit Commitments, the Revolving Credit Exposure; provided that the Revolving Credit Commitment and the Revolving Credit Exposure of any Defaulting Lender shall be excluded for the purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or manager of treasury services or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Borrower.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) or Section 2.03, as applicable and (b) purchase participations in L/C Obligations in respect of Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(C) under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $100,000,000 on the Closing Date as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of all Revolving Credit Loans held by such Revolving Credit Lender (or its Applicable Lending Office) and (b) such Revolving Credit Lender’s Pro Rata Share of the L/C Obligations.

“Revolving Credit Facility” has the meaning specified in the Preliminary Statements to this Agreement.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Facility Special Voting Requirements” means the following: (A) if there are three Lenders (or four Lenders, where one lender holds less than 10% of the Revolving Credit Commitments) holding the Revolving Credit Commitments, Rabobank’s consent is required; (B) if there are four Lenders holding the Revolving Credit Commitments and each lender holds at least 10% of the Revolving Credit Commitments, either (x) Rabobank must be one of the consenting Lenders holding at least the majority of the Revolving Credit Commitments, or (y) the three Lenders other than Rabobank must consent; and (C) if there are five or more Lenders holding the Revolving Credit Commitments, only the consent of the lenders holding the majority of Revolving Credit Commitments is required. Notwithstanding the foregoing, the Revolving Facility Special Voting Requirements may not be transferred or assigned by Rabobank and shall terminate if at any time Rabobank holds less than $30 million of the Revolving Credit Commitment as a result of assignment to another Lender.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Same Day Funds” means immediately available funds.

“Sanction(s)” has the meaning specified in Section 5.19(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(g) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means, collectively, (a) the Security Agreement executed by certain Loan Parties substantially in the form of Exhibit G and (b) each Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation (as a Restricted Subsidiary or an Unrestricted Subsidiary), discontinuance of operations, the incurrence of Incremental Term Loans or Incremental Revolving Commitments, or any other event that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that any increase in the Revolving Credit Commitment, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided, further, that any such Specified Transaction having an aggregate value of less than $5,000,000 shall not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Spot Rate” for a currency means the rate determined by the Administrative Agent, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Loan Documents.

“Subordinated Debt Documents” means any agreement, indenture and instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Surviving Indebtedness” has the meaning specified in Section 7.03(c).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract).

“SWIFT” has the meaning specified in Section 2.03(f).

“Syndication Agent” means Morgan Stanley Senior Funding, Inc. in its capacities as Syndication Agent under this Agreement.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Term B Borrowing” means a Borrowing in respect of Term B Loans.

“Term B Commitment” means, as to each Term B Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(D) under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Term B Commitments is $290,000,000.

“Term B Lender” means, at any time, any Lender that has a Term B Commitment or a Term B Loan at such time.

“Term B Loan” means a Loan made pursuant to Section 2.01(a).

“Term Borrowing” means a Term B Borrowing or a borrowing in respect of Incremental Term Loans, as the context requires.

“Term Lender” means, at any time, any lender that has a Term B Commitment, a Term B Loan, or an Incremental Term Loan at such time.

“Term Loan” means a Term B Loan, an Incremental Term Loan or an Extended Term Loan, as the context requires.

“Term Commitments” means a Term B Commitment or a commitment in respect of any Incremental Term Loans or any combination thereof, as the context may require.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from any Class of Term Loans made by such Term Lender.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b).

“Threshold Amount” means $15,000,000.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the pro forma financial statements of the Borrower giving effect to the Transaction.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the Phibro IPO, (b) the funding of the Term Loans and the Initial Revolving Borrowing on the Closing Date, (c) the Refinancing, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Eurodollar Rate Loan or a LIBOR Daily Floating Rate Loan.

“Unaudited Financial Statements” means the unaudited balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for each fiscal quarter ended after the most recent fiscal year covered by the Audited Financial Statements and at least forty-five (45) days before the Closing Date.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“UNSC” has the meaning specified in Section 5.19(b).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01E, (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” means, with respect to any Person, Equity Interests of such Person entitling the holders thereof the right to vote in the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares, (y) shares issued to foreign nationals to the extent required by applicable Law and (z) other de minimus share issuances) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02     Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)         The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)         (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)         Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)        The term “including” is by way of example and not limitation.

(iv)        The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03     Accounting Terms.

(a)          All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)         Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or basket contained in this Agreement with respect to any period (or date, as applicable) during (or on) which any Specified Transaction occurs, the Net Leverage Ratio and the First Lien Net Leverage Ratio and Total Assets shall be calculated with respect to such period (or date) and such Specified Transaction on a Pro Forma Basis.

(c)          Where reference is made to “the Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(d)         In the event that the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Net Leverage Ratio and the First Lien Net Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred

SECTION 1.04     Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05     References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06     Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07     Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08     Currency Equivalents Generally.

(i)           For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Lien, Indebtedness or Investment may be incurred at any time under such Sections.

(ii)          For purposes of determining compliance under Article VII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

(a)          For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Spot Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the Dollars exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

SECTION 1.09     Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by any reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01     The Loans.

(a)          The Term B Borrowings. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make to the Borrower a single loan denominated in Dollars in a principal amount equal to such Term B Lender’s Term B Commitment on the Closing Date.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term B Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)         The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) loans denominated in Dollars (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day on and after the Closing Date until the Maturity Date with respect to the Revolving Credit Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any such Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans, Eurodollar Rate Loans or a LIBOR Daily Floating Rate Loan, as further provided herein.

SECTION 2.02     Borrowings, Conversions and Continuations of Loans.  Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans or LIBOR Daily Floating Rate Loans to Eurocurrency Loans and (ii) on the requested date of any Borrowing of Base Rate Loans or LIBOR Daily Floating Rate Loan or any conversion of Eurodollar Rate Loans to Base Rate Loans or a LIBOR Daily Floating Rate Loan.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written or emailed Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 12:00 noon, three Business Days before the requested date of such Borrowing, conversion or continuation of Eurodollar Rate Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Section 2.03(c) and Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(a)          Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(b)         Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(c)          The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(d)         Anything in subsections (a) to (d) above to the contrary notwithstanding, after giving effect to all Term Borrowings and Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect for Term Borrowings and Revolving Credit Borrowings.

SECTION 2.03     Letters of Credit.

(a)          The Letter of Credit Commitments.

(i)           Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drawings under the Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if immediately after giving effect to such L/C Credit Extension, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  It is hereby acknowledged and agreed that each of the letters of credit described in Schedule 2.03(a) (the “Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date and shall be subject to and governed by the terms and conditions of this Agreement.

(ii)          An L/C Issuer shall not issue any Letter of Credit if:

(A)         subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B)         subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Revolving Credit Lenders and such L/C Issuer have approved such expiry date or (y) the Borrower has entered into arrangements reasonably satisfactory to the relevant L/C Issuer to Cash Collateralize the Outstanding Amount of such L/C Obligations or backstop such Letter of Credit on the later of (I) the date of issuance of such Letter of Credit and (II) the 7th day prior to the Letter of Credit Expiration Date).

(iii)         An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated for hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer is not otherwise compensated for hereunder and in good faith deems material to it;

(B)         the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)         except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $25,000;

(D)         the Letter of Credit is to be denominated in a currency other than Dollars unless otherwise agreed by the Administrative Agent and the L/C issuer;

(E)          any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, with the Borrower or such Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure, as it may elect in its sole discretion; or

(F)          the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)        An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v)         An L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Application pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)         Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)          Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the relevant L/C Issuer has received written notice from the Administrative Agent, any Revolving Credit Lender or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not have been satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (and, if requested, on behalf of a Subsidiary) or enter into the applicable amendment, as the case may be, in each case, in accordance with such L/C’s Issuer’s usual and customary business policies.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)         If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless the Borrower has entered into arrangements reasonably satisfactory to the relevant L/C Issuer to Cash Collateralize the Outstanding Amount of such L/C Obligations or backstop such Letter of Credit on the later of (I) the date of issuance of such Letter of Credit and (II) the 30th day prior to the Letter of Credit Expiration Date); provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Sections 2.03(a)(ii) or (iii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is seven (7) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)          Drawings and Reimbursements; Funding of Participations.

(i)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof.  On the Business Day immediately following the Business Day on which the Borrower shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrower shall have received such notice later than 1:00 p.m. on any Business Day, on the second succeeding Business Day) (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing by 1:00 p.m. on such Business Day.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02(b).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)          Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)         With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)        Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v)         Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)        If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate then in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(d)         Repayment of Participations.

(i)           If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(d), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the

Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)          If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Obligations Absolute.  The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, any Loan Document or any other agreement or instrument relating to any of the foregoing;

(ii)          the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)         any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)        waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)         any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vi)        any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guaranty, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vii)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the relevant L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuers.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Agents, any of their respective Related Parties, nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Agents, any of their respective Related Parties, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (in each case as determined by a court of competent jurisdiction in a final non-appealable decision).  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)          Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) Applicable Rate for Letter of Credit fees and (ii) the daily maximum amount then available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the relevant L/C Issuer pursuant to Section 2.17 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account.  Such Letter of Credit Fee shall be computed on a quarterly basis in arrears.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  Such Letter of Credit Fee shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h)         Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account, a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i)           Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)           Addition of an L/C Issuer.  A Revolving Credit Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender.  The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(k)          Provisions Related to Extended Revolving Credit Commitments.  If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.17.  If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Credit Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit.  Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such maturity date.  Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

(l)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(m)         Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04     Reserved.

SECTION 2.05     Prepayments.

(a)          Optional Prepayments.  (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (except as set forth below); provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days’ prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans or LIBOR Daily Floating Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (3) any prepayment of Base Rate Loans or LIBOR Daily Floating Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid; provided that such prepayment and notice may be conditioned on the consummation of a financing or other transaction or any other event.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, unless such notice is conditional, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied to the installments thereof as directed by the Borrower (it being understood and agreed that if the Borrower does not so direct at the time of such prepayment, such prepayment shall be applied against the scheduled repayments of Term Loans of the relevant class under Section 2.07(a) and (b) in direct order of maturity) and shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.  Notwithstanding the foregoing provisions of this Section 2.05(a) or anything in this Agreement or any other Loan Document to the contrary, in the event that, on or prior to the date is six (6) months after the Closing Date, the Borrowers (i) make any prepayment of Term B Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders, (x) in the case of clause (i), a prepayment premium of 1.0% of the amount of the Term B Loans being prepaid and (y) in the case of clause (ii), an amount equal to 1.0% of the aggregate amount of the applicable Term B Loans outstanding immediately prior to such amendment.

(ii)          Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b)         Mandatory Prepayments.

(i)           Commencing with the fiscal year ended June 30, 2015, within five (5) Business Days after the date financial statements are required to be delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the first full fiscal year ending after the Closing Date), minus (B) the sum of (i) all voluntary prepayments (including the cash amount of Discounted Voluntary Prepayments) of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii)

(including the amount of cash payments made pursuant to any loan buy-back or similar programs) to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the First Lien Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 3.00:1.0 and greater than 2.50:1.0 and (y) the ECF Percentage shall be 0% if the First Lien Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 2.50:1.0.

(ii)          (A) Subject to Section 2.05(b)(ii)(B), if (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (j), (k), (n), (o) or (p)), or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), of an aggregate principal amount of Term Loans equal to 100% of all such Net Cash Proceeds realized or received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B)         With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business (other than working capital), including acquisitions permitted under Section 7.02, within the later of (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, one hundred and eighty (180) days after the twelve month period following receipt of such Net Cash Proceeds; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (ii) if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a Notice of Reinvestment Election, an amount equal to 100% of such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(ii)(C), to the prepayment of the Term Loans as set forth in this Section 2.05.

(C)         On each occasion that the Borrower must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans in an amount equal to 100% of such Net Cash Proceeds realized or received.

(iii)         If the Borrower or any Restricted Subsidiary incurs or issues any (x) Refinancing Term Loans, (y) Indebtedness pursuant to Section 7.03(x)(i) or (z) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall (a) designate such Term Loans to be prepaid (other than in the case of a prepayment pursuant to clause (z)) and (b) cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.  If the Borrower obtains any Refinancing Revolving Commitments, the Borrower shall, concurrently with the receipt thereof, terminate Revolving Credit Commitments in an equivalent amount pursuant to Section 2.06.

(iv)        (X) Each prepayment of any Term Loans being prepaid pursuant to this Section 2.05(b) shall be applied, to the installments thereof pro rata in direct order of maturity for the remaining scheduled payments pursuant to Section 2.07(b) following the applicable prepayment event; (Y) each such prepayment (other than any prepayment pursuant to Section 2.05(b)(iii)(x) or (y)) shall be applied to Term B Loans on a pro rata basis and each prepayment pursuant to Section 2.05(b)(iii)(x) or (y) shall be applied as directed by the Borrower; and (Z) each such prepayment shall be paid to the Lenders receiving such prepayment in accordance with their respective Pro Rata Shares subject to clause (v) of this Section 2.05(b).

(v)         The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i), (ii), and (iii) of this Section 2.05(b) at least five (5) Business Days prior to 1:00 p.m. on the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.  Each Appropriate Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (ii), and (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender.  If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans.  Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

(vi)         Notwithstanding any other provisions of this Section 2.05(b),

(A)         to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.05(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.05(b)(i), or the Borrower shall not be required to make a prepayment at the time provided in Section 2.05(b)(ii), as the case may be.  Instead, such amounts may be retained by the applicable Foreign Subsidiary (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and provided that to the extent such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law within one year after receipt of such Net Cash Proceeds or the due date of such Excess Cash Flow, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of costs, expenses or additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein, and

(B)         to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have any adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; and the Borrower shall not be required to make an Excess Cash Flow Payment in the amount of such affected Excess Cash Flow; provided, that the portion of any Excess Cash Flow that would have been applied after the Closing Date and prior to the Available Amount Reference Time to the prepayment of Term Loans in accordance with

Section 2.05(b)(ii) but for the Borrower’s determination pursuant to Section 2.05(b)(iv)(A) that such prepayment would have violated applicable law or resulted in adverse tax consequences shall not be included in the Available Amount.

(vii)       If for any reason the Total Revolving Outstandings at any time exceed the aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(vii) unless, after the prepayment in full of the Revolving Credit Loans, the Total Revolving Outstandings exceed the aggregate Revolving Credit Commitments then in effect.  All amounts required to be paid pursuant to this Section 2.05(vii) shall be applied first, ratably to the L/C Borrowings, second, ratably to the outstanding Revolving Credit Loans, and third, to Cash Collateralize the remaining L/C Obligations.  Within the parameters of the applications set forth in the foregoing sentence, such prepayments shall be applied first to LIBOR Daily Floating Rate Loans, next to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  No prepayment under this Section 2.05(vii) shall result in a mandatory reduction of Revolving Credit Commitments.

(c)          Interest, Funding Losses, Etc.  All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05.  Such deposit shall constitute cash collateral for the Eurodollar Rate Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.

(d)         Discounted Voluntary Prepayments.

(i)           Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.13) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay one or more Classes of Term Loans to the Lenders thereof at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(d); provided that (A) no proceeds from Revolving Credit Loans shall be used to consummate any such Discounted Voluntary Prepayment, (B) Discounted Voluntary Prepayments may be made by the Borrower on a non-pro rata basis through (i) open market purchases (provided that any Loans acquired by or on behalf of the Borrower through any open market purchase shall be cancelled immediately after such purchase) and (ii) Dutch auction (by retaining an Auction Agent) or similar procedures that shall be offered to all Term Lenders on a pro rata basis with customary procedures to be agreed and subject to customary restrictions to be agreed, (C) no Default or Event of Default shall have occurred and be continuing or would result from such Discounted Voluntary Prepayment, and (D) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that the condition to such Discounted Voluntary Prepayment contained in Section 2.05(d)(i) has been satisfied, and specifying the aggregate principal amount of Term Loans of any Class to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii)          To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit K hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans of one or more specified Classes in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below.  The Proposed Discounted Prepayment Amount of any Loans shall not be less than $10,000,000.  The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii)         Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof.  On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit L hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”).  Based on the Acceptable Discounts and principal amounts of the Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for such Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.05(d)(ii)) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range.  The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans.  Any Lender with outstanding Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv)        The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent).  If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v)         Subject to the satisfaction of the conditions in Section 2.05(d)(i), each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.05), upon irrevocable notice substantially in the form of Exhibit M hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m., three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent.  Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.  Upon consummation of each Discounted Voluntary Prepayment, any such Term Loans so prepaid shall be immediately cancelled and the par principal amount of such Term Loans so prepaid shall be applied ratably to reduce the remaining installments of such Class of Term Loans (as applicable).

(vi)        To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to customary procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.05(d)(iii) above) established by the Borrower and the relevant Lenders at the time of such Discounted Voluntary Prepayment.

(vii)       Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii)      Nothing in this Section 2.05(d) shall require the Borrower to undertake any Discounted Voluntary Prepayment.

SECTION 2.06     Termination or Reduction of Commitments.

(a)          Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess.  The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrower.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b)         Mandatory.  The Term B Commitment of each Term B Lender shall be automatically and permanently reduced to $0 upon the making of such Term B Lender’s Term Loans pursuant to Section 2.01(a).  The Revolving Credit Commitments (other than any Extended Revolving Credit Commitments) shall terminate on the applicable Maturity Date.  The Extended Revolving Credit Commitments and any Incremental Revolving Credit Commitments shall terminate on the respective maturity dates applicable thereto.

(c)          Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Commitments of any Class under this Section 2.06.  Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).  All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

SECTION 2.07     Repayment of Loans.

(a)          Term B Loans. Subject to adjustment as a result of the application of prepayments in accordance with Section 2.05, the Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders holding Term B Loans on(i) on the last Business Day of each March, June, September and December, commencing with the second such date to occur after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Term B Loans funded on the Closing Date and (ii) on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date.

(b)         Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

SECTION 2.08     Interest.

(a)          Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each LIBOR Daily Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the LIBOR Daily Floating Rate plus the relevant Applicable Rate.

(b)         The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by Applicable Laws.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09     Fees.  In addition to certain fees described in Sections 2.03(g) and (h):

(a)          Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) in Dollars, equal to 0.50% per annum on the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations.  The Commitment Fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility.  The Commitment Fee shall be calculated quarterly in arrears.

(b)         Other Fees.  The Borrower shall pay to the Agents and the Lenders for their own respective accounts such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent or Lender).

SECTION 2.10     Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Eurodollar Rate) shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11     Evidence of Indebtedness.

(a)          The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)         In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

(c)          Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12     Payments Generally.

(a)          All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office.  All payments received by the Administrative Agent after 2:00 p.m., shall (in the sole discretion of the Administrative Agent) be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)         If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)          (i)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)          Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the relevant L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or such L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)         If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)          The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.05(b) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.05(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.05(b).

(f)          Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)         Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13     Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14     Incremental Credit Extensions.

(a)          At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of term loans (the “Incremental Term Loans”), one or more increases in any Class of Term Loans or Incremental Term Loans (the “Incremental Term Loan Increases”), one or more additional revolving credit facility tranches (the “Incremental Revolving Facilities”) or one or more increases in the Revolving Credit Commitments (the “Incremental Revolving Commitments”; together with the Incremental Term Loans, the Incremental Term Loan Increases and the Incremental Revolving Facilities, the “Incremental Facilities”).  Notwithstanding anything to contrary herein, the aggregate principal amount of all Incremental Facilities incurred after the Closing Date (other than Refinancing Term Loans and Refinancing Revolving Commitments), shall not exceed the sum of (i) $80,000,000 plus (ii) the amount of any voluntary prepayments of the Term Loans and voluntary permanent reductions of the Revolving Credit Commitments effected after the Closing Date (it being understood that any prepayment of Term Loans with the proceeds of substantially concurrent borrowings of new Loans hereunder or any reduction of Revolving Credit Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder shall not increase the calculation of the amount under this clause (ii)) plus (iii) unlimited additional Incremental Facilities so long as, after giving Pro Forma Effect thereto (assuming that any such Incremental Revolving Facilities or Incremental Revolving Commitments are drawn in full and excluding the cash proceeds of such Incremental Facility) and after giving effect to any Specified Transaction consummated in connection therewith and all other appropriate Pro Forma Adjustments, the First Lien Net Leverage Ratio does not exceed 4:25:1.00 (clauses (i), (ii) and (iii), collectively, the “Incremental Facilities Cap”).

(b)         The Incremental Facilities are subject to the following terms and conditions:

(i)           each Incremental Facility shall have the same guarantees as, and be secured on a pari passu basis by the same Collateral securing, the Obligations hereunder;

(ii)          no existing Lender will be required to participate in any such Incremental Facility without its consent;

(iii)         no Default or Event of Default would exist after giving effect thereto, subject to customary “sungard” or certain fund conditionality in the case of Incremental Facilities issued in connection with a permitted acquisition or similar investments, if agreed by the Lenders providing such Incremental Facility;

(iv)        the maturity date of any Incremental Term Loans (other than Incremental Term Loans where the amortization of such Incremental Term Loans is greater than 1.0% per year (“Incremental Term A Loans”)) shall be no earlier than the Maturity Date of the Term B Loans, and the Weighted Average Life to Maturity of such Incremental Term Loans shall be not shorter than the then remaining Weighted Average Life to Maturity of the Term B Loans;

(v)         [reserved];

(vi)        in the case of (A) Incremental Revolving Commitments, the maturity date of such Incremental Revolving Commitments shall be the same as the Maturity Date of the Revolving Credit Facility, such Incremental Revolving Commitments shall require no scheduled amortization or mandatory commitment reduction prior to the Maturity Date of the Revolving Credit Facility and the Incremental Revolving Commitments shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Credit Facility and (B) Incremental Term Loan Increases, the maturity date of such Incremental Term Loan Increases shall be the same as the Maturity Date of the applicable Class of Term Loans or Incremental Term Loans, and such Incremental Term Loan Increases shall be on the exact same terms and pursuant to the exact same documentation applicable to the applicable Class of Term Loans or Incremental Term Loans;

(vii)       in the case of an Incremental Revolving Facility, the maturity date of such Incremental Revolving Facility shall be no earlier than the Maturity Date of the Revolving Credit Facility, such Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the Maturity Date of the Revolving Credit Facility, the Incremental Revolving Facility shall be on substantially the same terms and pursuant to substantially the same documentation applicable to the Revolving Credit Facility, and borrowings and repayments under the Incremental Revolving Facility shall be made on a pro rata basis with the Revolving Credit Facility;

(viii)      the interest rate margins and (subject to clauses (iv), (v) and (vii), as appropriate) amortization schedule applicable to any Incremental Term Loans or Incremental Revolving Facilities shall be determined by the Borrower and the lenders thereunder; provided that in the event that the interest rate margins for any Incremental Term Loans (other than Incremental Term A Loans) that are incurred during the first eighteen (18) months after the Closing Date are higher than the interest rate margins for the Term B Loans by more than (in any case) 50 basis points, then the interest rate margins for the Term B Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Loans minus 50 basis points; provided, further, that, in determining the interest rate margins applicable to the Incremental Term Loans and the Term B Loans, (x) customary arrangement or commitment fees payable to the Lead Arrangers (or their affiliates) in connection with the Term B Loans or to one or more arrangers (or their affiliates) of any Incremental Term Loans shall be excluded, (y) original issue discount (“OID”) and upfront fees paid to the lenders thereunder shall be included (with OID being equated to interest based on assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity) and (z) if the Incremental Term Loans include an interest rate floor greater than the applicable interest rate floor under the Term B Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the Facilities shall be required, but only to the extent an increase in the interest rate floor in the Term B Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the Term B Loans shall be increased to the extent of such differential between interest rate floors;

(ix)         any Incremental Term Loans, for purposes of prepayments, shall be treated substantially the same as (or no more favorably than) the Term B Loans;

(x)          the net proceeds of any Incremental Term A Loans shall be used solely to prepay Term Loans;

(xi)         any Incremental Term Loans or any Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Term B Loans or the Revolving Credit Facility, as the case may be (except to the extent permitted by clause (iv), (v), (vii), (viii), (ix), or (x) above), they shall be reasonably satisfactory to the Administrative Agent; provided, further, that, in the case of any Refinancing Term Loans and Refinancing Revolving Commitments with terms approved by the Administrative Agent pursuant to this clause (xi), (A) the terms and conditions of such Refinancing Term Loans and Refinancing Revolving Commitments (excluding pricing and optional prepayment or redemption terms) do not contain covenants (including financial maintenance covenants) or events of default, taken as a whole, that are materially more restrictive than (or in addition to) those contained in this Agreement (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the applicable facility existing at the time of such refinancing) (it being understood that to the extent any financial maintenance covenant is added for the benefit of such refinancing indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any existing facility) (as determined by the Borrower in good faith); and

(xii)        each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000 in the case of any Incremental Term Loans or Incremental Term Loan Increases or $5,000,000 in the case of any Incremental Revolving Facilities or Incremental Revolving Commitments; provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above.

(c)          Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Incremental Term Loan Increases, Incremental Revolving Facilities and/or Incremental Revolving Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to provide the applicable Incremental Facility shall be reasonably satisfactory to the Borrower and, to the extent the Administrative Agent would have a consent right to an assignment to such Person under Section 10.07, the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent.  No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment.  Commitments in respect of any Incremental Facilities shall become Commitments under this Agreement.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the

Administrative Agent, to effect the provisions of this Section 2.14. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that (x) all references to “the date of such Credit Extension” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date and (y) the Incremental Facility Closing Date shall be deemed to be the initial Credit Extension for purposes of Section 4.02(a) and (z) to the extent the proceeds of any Incremental Facility are being used to finance a Permitted Acquisition and the lenders under such Incremental Facility agree, the conditions in Section 4.02 may be subject to customary “SunGard” limitations (or, for an acquisition of a foreign entity, “certain funds” limitations)).  The proceeds of any Incremental Term Loans and Incremental Term Loan Increases will be used for general corporate purposes (including Permitted Acquisitions, Investments, Restricted Payments and Capital Expenditures.  Upon each increase in the Revolving Credit Commitments pursuant to this Section, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment (each a “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 2.15     Extensions of Term Loans and Revolving Credit Commitments.

(a)          Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of Term Loans or any Class of Revolving Credit Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments of the applicable Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s relevant tranche of Term Loans and/or Revolving Credit Commitments of the applicable Class and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans and/or adding or changing redemption provisions and premiums) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate Class of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments (as defined below) shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.03(k) and 2.04(g) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Pro Rata Share of the Revolving Credit Commitments (and except as provided in Sections 2.03(k) and 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Credit

Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments) and (y) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer, (iv) the final maturity date of any Extended Term Loans (other than any Extended Term Loans that are Term  Loans) shall be no earlier than the maturity date hereunder and the amortization schedule applicable to Term B Loans pursuant to Section 2.07(b) for periods prior to the Maturity Date for Term Loans may not be increased, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of the Class of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments of such class, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments of such Class, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments of such Class, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (x) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.

(b)         With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $10,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)          No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the L/C Issuer, which consent shall not be unreasonably withheld or delayed.  All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the

Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)         In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

SECTION 2.16     Defaulting Lenders.

(a)          Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)          Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any applicable L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by any relevant L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit, to the extent such funding obligations have not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.17; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(c).

(iv)        Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender.

(b)         Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each relevant L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders (and such Lender shall pay such other Lenders any break funding costs arising as a result of such purchase) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.17     Cash Collateral.

(a)          Certain Credit Support Events.  Upon the request of the Administrative Agent or the relevant L/C Issuer if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  In addition, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.  At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent or an L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv)) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the relevant L/C Issuer.

(b)         Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Bank of America or any other arrangement agreed to by the Administrative Agent and may be invested in readily available Cash Equivalents at its sole discretion.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the relevant L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section

2.17(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)          Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.04, 2.05, 2.06 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)         Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.04), and (y) the Person providing Cash Collateral and the L/C Issuer, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.  To the extent that the amount of any Cash Collateral exceeds the aggregate amount of Fronting Exposure or other obligations giving rise thereto plus costs incidental thereto, and so long as no Default or Event of Default has occurred and is continuing, the excess shall be refunded to the Person that provided such Cash Collateral.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01     Taxes.

(a)          Except as provided in this Section 3.01, any and all payments by of the Borrower (the term Borrower under this Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes.  If any applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such applicable withholding agent shall make such deductions, (iii) such applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment by such applicable withholding agent (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such applicable withholding agent shall furnish to Borrower and such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)         In addition, the Borrower agrees to pay all Other Taxes.

(c)          Without duplication of any amounts payable pursuant to Section 3.01(a) or Section 3.01(b), the Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Such Agent or Lender, as the case may be, will, at the Borrower’s request, provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d)         If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Guarantor pursuant to this Section 3.01, it shall promptly remit such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Guarantor under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority.  Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e)          Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f)          Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document.  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Without limiting the generality of the foregoing:

(i)           Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(ii)          Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)         two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)         two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)         in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or the Code, (x) a certificate, in substantially the form of Exhibit N (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D)         to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)), or

(E)          any other documentation prescribed by applicable requirements of U.S. federal income tax law (including FATCA) as a basis for claiming any applicable exemption from or reduction in U.S. federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable requirements of law or reasonably requested by the Borrower or the Administrative Agent to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Notwithstanding any other provision of this clause (f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(g)         The Administrative Agent shall provide the Borrower with two duly completed original copies of Internal Revenue Service Form W-9 certifying it is exempt from U.S. federal backup withholding, and shall update such forms periodically upon the reasonable request of the Borrower.

(h)         For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer.

SECTION 3.02     Illegality.

(a)          If any Lender determines that any Law has made it unlawful, or that any Governmental Authority that is a court, statutory board or commission has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, to determine or charge interest rates based upon the Eurodollar Rate as contemplated by this Agreement, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, in respect of Eurodollar Rate Loans, (A) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, (B) upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay in the case of Eurodollar Rate Loans, such Eurodollar Rate Loans that have become unlawful or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, (C) upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b)         If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest with respect to any of the Revolving Credit Exposure or other amount payable to the Administrative Agent or any Revolving Credit Lender in an amount or calculated at a rate which would be prohibited by any Law then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable law or so result in a receipt by the Administrative Agent or such Revolving Credit Lender of interest with respect to its Revolving Credit Exposure at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)           first, by reducing the amount or rates of interest required to be paid to the Administrative Agent or the affected Revolving Credit Lender under Section 2.08; and

(ii)          thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or the affected Revolving Credit Lender which would constitute interest with respect to the Revolving Credit Exposure for purposes of any applicable law.

SECTION 3.03     Inability to Determine Rates.   If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a)  the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) (i) above, “Impacted Loans”), or (b) the Administrative Agent determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the affected Lenders revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) (i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the affected Lenders notifies the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental

Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

SECTION 3.04     Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)          If any Lender determines that as a result of any Change in Law or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan (other than a Base Rate Loan) or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnifiable by Section 3.01, (ii) Excluded Taxes, or (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)         If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)          The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.

(d)         Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)          If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05     Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b)         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits or any LIBOR “floor”) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 3.06     Matters Applicable to All Requests for Compensation.

(a)          Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)         With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)          If the obligation of any Lender to make or continue any Eurodollar Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i)           to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)          all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)         If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurodollar Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07     Replacement of Lenders under Certain Circumstances.

(a)          If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b)         Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations, provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption, and any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 2.05(a)(ii) and Section 3.05 as a consequence of such assignment shall have been paid by the Borrower to the assigning Lender and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)          Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)         In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders (A) consent to an extension of the Maturity Date of any Class of Loans, (B) consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment (or the extending Lenders have agreed to such extension), then any Lender who does not agree to such consent, waiver, amendment or extension shall be deemed a “Non-Consenting Lender.”

SECTION 3.08     Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01     Conditions of Initial Credit Extension.  The obligation of each Lender to make Loans, and the obligation of the L/C Issuer to issue Letters of Credit, on the Closing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions on or before such date:

(a)          Credit Agreement.  This Agreement shall have been duly executed and delivered by each party to this Agreement and the exhibits and schedules hereto shall be in form and substance reasonably satisfactory to the Lead Arrangers.

(b)         IPO.         Concurrently with the funding of the Loans, the Phibro IPO shall have occurred.

(c)          Organization Documents.  The Administrative Agent shall have received (i) a copy of the Organization Documents, including all amendments thereto, of the Borrower and each Guarantor, certified, if applicable, as of a recent date by the Secretary of State or other competent authority of the state of its organization, if applicable, or similar Governmental Authority, and a certificate as to the good standing or comparable certificate under applicable law (where relevant) of the Borrower and each Guarantor as of a recent date from the Closing Date, from such Secretary of State, similar Governmental Authority or other competent authority and (ii) a certificate of the Secretary or Assistant Secretary or comparable officer under applicable law or director of the Borrower and each Guarantor dated the Closing Date and certifying (where relevant) (A) that attached thereto is a true and complete copy of the Organization Documents of the Borrower and each Guarantor as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of the Borrower and each Guarantor authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organization Documents of the Borrower and each Guarantor have not been amended since the date of the last amendment shown on such certificate, (D) as to (if applicable) the incumbency and specimen signature of each officer executing any Loan Document on behalf of the Borrower and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or comparable officer under applicable law executing the certificate pursuant to clause (ii) above and (E) such other matters that are customarily included in a certificate of this nature in the jurisdiction of its incorporation or organization.

(d)         USA PATRIOT Act.  The Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Borrower and each Guarantor reasonably requested by the Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to the extent stipulated by the Administrative Agent at least five (5) Business Days prior to the Closing Date.

(e)          Legal Opinions.  The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and the L/C Issuers, an opinion of Kirkland & Ellis LLP, special counsel for the Borrower.

(f)          Guaranty and Security Agreement.  Each of the Guaranty and the Security Agreement shall have been duly executed and delivered by each party thereto and the Borrower shall have delivered or caused to have been delivered (i) Uniform Commercial Code financing statements identifying the Borrower and all Guarantors as debtors, (ii) stock certificates of the Borrower’s Wholly-Owned Subsidiaries that are Domestic Subsidiaries and that are required to be pledged pursuant to the Collateral and Guarantee Requirement, together with undated stock powers duly executed in blank and (iii) instruments evidencing the pledged debt required to be delivered to the Collateral Agent pursuant to the terms of the Security Agreement, together with undated instruments of transfer duly executed in blank, (iv) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens), and (v) evidence that all other actions, recordings and filings that the Administrative Agent may deem necessary or desirable in order to perfect a first priority lien created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements).

(g)         Insurance.  Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all casualty insurance policies (including flood insurance policies) maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral.

(h)         Consents, Licenses and Approvals. A certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the transactions under the Loan Documents and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(i)           Solvency.  Certificate attesting to the Solvency of the Borrower and its Subsidiaries on a consolidated basis before and after giving effect to the Transaction, from its chief financial officer, on behalf of the Borrower.

(j)           Pro Forma Balance Sheet.  The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of the last day of the most recently completed fiscal quarter ended at least 60 days prior to the Closing Date (or 90 days prior to the Closing Date in case such fiscal quarter is the end of the Borrower’s fiscal year), prepared after giving effect to the Transaction as if the Transaction had occurred as of such date, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(k)          Refinancing.  Concurrently with the funding of the Loans, (i) the redemption notice for the satisfaction and discharge of the Borrower’s obligations under the indenture governing the 2018 Senior Notes shall be issued and (ii) all existing indebtedness for borrowed money of the Borrower and its Subsidiaries (other than the 2018 Senior Notes) shall have been paid in full, and all commitments, security interests and guaranties in connection therewith other than as expressly permitted by this Agreement shall have been terminated and released, all to the reasonable satisfaction of the Lead Arrangers.  After giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries shall have no outstanding Indebtedness for borrowed money (other than the 2018 Senior Notes), except for Indebtedness (i) incurred pursuant to the Loans and (ii) expressly permitted by this Agreement.

(l)           Fees, Etc.  Concurrently with the funding of the Loans, the Administrative Agent shall have received evidence of payment of all fees, reasonable costs and expenses (including, without limitation, legal fees and expenses that have been invoiced at least three (3) days before the Closing Date have been or will be paid) and other compensation contemplated hereby or by any other Loan Document on or prior to the Closing Date to the Administrative Agent, the Lead Arrangers and the Lenders.

(m)         Request for Credit Extension.  The Administrative Agent and, if applicable, the L/C Issuer shall have received a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension.

Subject to Section 6.13, the making of the initial Credit Extension by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 4.01 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

SECTION 4.02     Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans), including the Credit Extension on the Closing Day, is subject to the following conditions precedent:

(a)          Representations.  The representations and warranties of each Loan Party contained in Article V or any other Loan Document, shall be true and correct in all respects or, in the case of such representations and warranties which are not otherwise subject to a materiality qualification in accordance with its terms, shall be correct in all material respects, in each case on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)         No Default.  No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)          Request for Credit Extension.  The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof. Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders that:

SECTION 5.01     Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each other Restricted Subsidiary (a) is a Person duly incorporated, organized or formed, and validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation or organization, except, in the case of any Restricted Subsidiaries, where the failure of such Restricted Subsidiaries to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) (to the extent applicable in the relevant jurisdiction) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.02     Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the lending Transaction under the Loan Documents, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.03     Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the lending Transaction under the Loan Documents, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties from and after the Closing Date, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) approvals, consents, exceptions, authorization, action, notice or filing under securities laws and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.04     Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05     Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby.

(b)         The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2013 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date) to the Transaction.  The Pro Forma Balance Sheet has been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at December 31, 2013, assuming that the events specified in the preceding sentence had actually occurred at such date.

(c)          Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or the interpretation thereof, and that the fact of such restatements for such purpose only will not, in and of itself, result in a Default under the Loan Documents.

SECTION 5.06     Litigation.  Except as disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07     Ownership of Property; Liens.  Each Loan Party and each of its Subsidiaries has good and valid title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted under the Loan Documents and except, in each case, where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08     Environmental Compliance.

(a)          Except as disclosed in Schedule 5.08, there are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings by or against the Borrower or any Subsidiary alleging potential liability or responsibility for violation of, or otherwise relating to, any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)         Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any other Subsidiary; and (ii) there has been no Release of Hazardous Materials by any of the Loan Parties or any other Subsidiary at, on, under or from any location in a manner which would reasonably be expected to give rise to liability under applicable Environmental Laws.

(c)          Neither the Borrower nor any of its Subsidiaries is undertaking, or has completed, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law except for such investigation or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)         All Hazardous Materials transported from any property currently or, to the knowledge of the Borrower or their Subsidiaries, formerly owned or operated by any Loan Party or any other Subsidiary for off-site disposal have been disposed of in a manner which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(e)          Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties nor any other Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(f)          Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and each other Subsidiary and their respective businesses, operations and properties are and have been in compliance with all applicable Environmental Laws.

SECTION 5.09     Taxes.  The Borrower and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and, except for failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  There are no Tax audits, deficiencies, assessments or other claims with respect to the Borrower or any Restricted Subsidiary that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10     Compliance with ERISA.

(a)          Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)         (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.11     Subsidiaries; Equity Interests.  As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable (other than equity consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and nonassessable) and all Equity Interests owned by any Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01.  As of the Closing Date, Schedule 5.11 sets forth the name and jurisdiction of organization of each Subsidiary, (b) sets forth the ownership interest of the Borrower and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.12     Margin Regulations; Investment Company Act.

(a)          No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b)         None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 5.13     Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent, any Lead Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.14     Intellectual Property; Licenses, Etc.  Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, domain names, patents, patent rights, technology, software, know how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted.  To the knowledge of the Borrower, no such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse

Effect.  No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.15     Solvency.  On the Closing Date after giving effect to the Transaction, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.16     Collateral Documents.  The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on (to the extent that perfection can be achieved under applicable Law by making such filings or recordings or taking such possession or control), and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Liens permitted under the Loan Documents.

SECTION 5.17     Use of Proceeds.  The proceeds of the Term Loans and the Revolving Credit Loans shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

SECTION 5.18     Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” (or similar term) of the Borrower under its Subordinated Debt Documents (if any).

SECTION 5.19     Anti-Money Laundering and Economic Sanctions Laws.  No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of the each Loan Party, none of the respective officers or directors of such Loan Party or such Subsidiary (i) is in material violation of any applicable Anti-Money Laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

(b)         Neither the Borrower nor any of its Subsidiaries (collectively, the “Company”) or, to the knowledge of the Company, any director, officer, employee, agent, affiliate or representative of the Company is an individual or entity currently the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, as of the Closing Date, located, organized or resident in a country or territory that is the subject of Sanctions.

(c)          The Company represents and covenants that it will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in Cuba, Iran, Libya, North Korea, Sudan, or Syria or in any other country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner, which would result in a violation by any Person (including any Lender, any Lead Arranger, the Administrative Agent or any L/C Issuer) of Sanctions;

(d)         No part of the proceeds of the Loans will be used, directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.20     Labor Matters.

Except as set forth on Schedule 5.20, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its domestic Subsidiaries as of the Closing Date and, as of the Closing Date, neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, which in any case could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

SECTION 6.01     Financial Statements.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)          (i) with respect to the fiscal year ended June 30, 2014, within one hundred and twenty (120) days and (ii) with respect to every fiscal year thereafter, within ninety (90) days after the end of the applicable fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, the regularly scheduled maturity of the Revolving Credit Commitments);

(b)         (i) with respect to the fiscal quarter ended March 31, 2014, within eighty (80) days after the end of this fiscal quarter and (ii) with respect to the first three (3) fiscal quarters of each fiscal year of the Borrower thereafter, within forty-five (45) days after the end of each fiscal quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; and

(c)          simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and (b) above the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of any direct or indirect parent of the Borrower that, directly or indirectly, holds all of the Equity Interests of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof, as applicable) Form 10-K or 10-Q, as applicable, the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC or (C) following an election by the Borrower pursuant to the definition of “GAAP,” the applicable financial statements determined in accordance with IFRS; provided that, with respect to each of clauses (A) and (B) (i) such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or a parent of the Borrower, if such information relates to such a parent), on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii), to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

SECTION 6.02     Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)          no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, including (i) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a prepayment under Section 2.05(b), (ii) a list that identifies each Domestic Subsidiary that is an Excluded Subsidiary solely by reason of clause (e) of the definition thereof as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list, (iii) if during the last fiscal quarter covered by such Compliance Certificate the Borrower and its Restricted Subsidiaries shall have made any Investment pursuant to Section 7.02(n), any Restricted Payment pursuant to Section 7.06(k) or any payment made pursuant to Section 7.09(a)(iii), a reasonably detailed calculation (including all relevant financial information reasonably requested by the Administrative Agent) of the Available Amount as of the end of such fiscal quarter, and (iv) such other information required by the Compliance Certificate;

(b)         promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)          promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party or any of its Subsidiaries (other than in the ordinary course of business) that could reasonably be expected to result in a Material Adverse Effect;

(d)         together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a) (commencing with the financial statements for the fiscal year ended June 30, 2015), a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last annual Compliance Certificate; and

(e)          promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a) and (b) or Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 6.03     Notices.  Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a)          of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b)         any litigation or governmental proceeding (including, without limitation, pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect; and

(c)          of the occurrence of any ERISA Event or similar event with respect to a Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

SECTION 6.04     [Reserved].

SECTION 6.05     Maintenance of Existence.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to the Borrower) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

SECTION 6.06     Maintenance of Properties.  Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (ii) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07     Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.  If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then, to the extent required by applicable Laws, the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws in an amount reasonably satisfactory to the Administrative Agent and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 6.08     Compliance with Laws.  Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws, ERISA and the USA PATRIOT Act), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 6.09     Books and Records.  Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

SECTION 6.10     Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

SECTION 6.11     Covenant to Guarantee Obligations and Give Security.  At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)          upon the formation or acquisition of any new direct or indirect Wholly-Owned Restricted Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14 of any existing direct or indirect Wholly-Owned Subsidiary as a Restricted Subsidiary, or any Immaterial Subsidiary becoming a Material Subsidiary:

(i)           within forty-five (45) days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A)         cause each such Restricted Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B)         cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) the Guaranty (or supplement thereto), Mortgages, pledges, assignments, Security Agreement Supplements and other security agreements and documents or joinders or supplements thereto (including without limitation, with respect to Mortgages, the documents listed in Section 6.13(b)), to the extent required by the Collateral and Guarantee Requirement, the Security Documents or as otherwise reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Mortgages, Security Agreement and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)         cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D)         take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(ii)          as promptly as practicable after the request therefor by the Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, title insurance policies and surveys or environmental assessment reports.

(b)         after the Closing Date, promptly after the acquisition of any Material Real Property (other than leasehold interests and other than any Material Real Property subject to a Lien permitted pursuant to Section 7.01(i) or (o)) by any Loan Party (or promptly after the date that any Material Real Property of any Loan Party is no longer subject to a Lien permitted pursuant to Section 7.01(i) or (o)), if such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, and is required to be the Borrower shall give notice thereof to the Administrative Agent and within 60 days of such acquisition (or such longer period as the Administrative Agent may agree in its reasonable discretion) shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan

Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in paragraph (f) of the definition of Collateral and Guarantee Requirement.

SECTION 6.12     Use of Proceeds.

(a)          Use the proceeds of the Term Loans to fund the (i) Refinancing and paying any breakage costs, redemption premiums and other fees, costs and expenses payable in connection with such Refinancing and (ii) Transaction Expenses.

(b)         Use the proceeds of the Credit Extensions under the Revolving Credit Facility to finance general corporate and working capital purposes of the Borrower and any of its Subsidiaries (including Capital Expenditures, Investments and Restricted Payments and any other transaction not prohibited hereunder), the payment of fees, costs and expenses related to or arising in connection with the Transactions; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law (including any Economic Sanctions Law) or of any Loan Document.

SECTION 6.13     Further Assurances and Post-Closing Covenants.

(a)          Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other filing, document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.

(b)         Within forty-five (45) calendar days of the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion) satisfy the applicable Collateral and Guarantee Requirements that were not satisfied on the Closing Date and within ten (10) calendar days of the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), satisfy Section 4.01(g) to the extent not satisfied on the Closing Date.

SECTION 6.14     Designation of Subsidiaries.

The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary if no Default or Event of Default exists or would result therefrom.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 6.15     Payment of Taxes.

The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrower or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01     Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)          Liens pursuant to any Loan Document;

(b)         Liens existing on the Closing Date and set forth on Schedule 7.01(b);

(c)          Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d)         statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e)          (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(f)          deposits to secure the performance and payment of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)         easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and any exception on the title polices issued in connection with the Mortgaged Property;

(h)         Liens securing judgments for the payment of money (or appeal or surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i)           Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j)           leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Restricted Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(k)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)           Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(m)         Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or (n) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted (or that is required to be permitted as a condition to closing such Disposition) under Section 7.05 (other than Section 7.05(e)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)         Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(e) (provided that, solely with respect to Indebtedness required to be Subordinated Debt under Section 7.03(e), such Lien shall be subordinated to the Liens on the Collateral securing the Obligations to the same extent);

(o)         Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(f) or (w);

(p)         any interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(q)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r)          Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(s)          Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(t)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u)         any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(v)         Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w)         the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(x)          ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(y)         Liens on property of a Non-Loan Party securing Indebtedness of such Non-Loan Party permitted to be incurred by Section 7.03;

(z)          Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(aa)        Liens on the Collateral securing Indebtedness permitted pursuant to Section 7.03(r) ranking junior to the Lien on the Collateral securing the Obligations; provided that such Indebtedness may not be secured by any assets that are not Collateral, and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have become party to an Intercreditor Agreement;

(bb)       Liens securing Indebtedness permitted pursuant to Section 7.03(m);

(cc)        other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $15,000,000;

(dd)       Liens securing Indebtedness permitted pursuant to Section 7.03(x); provided that such Liens may be either a Lien on the Collateral that is pari passu with the Lien securing the Obligations or a Lien ranking junior to the Lien on the Collateral securing the Obligations (but may not be secured by any assets that are not Collateral) and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement with the Administrative Agent that is reasonably satisfactory to the Administrative Agent;

(ee)        Liens securing Indebtedness permitted pursuant to Section 7.03(w) (to the extent such Indebtedness is incurred to finance a Permitted Acquisition); provided that, to the extent such Liens are on Collateral, the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement with the Administrative Agent that is reasonably satisfactory to the Administrative Agent;

(ff)         Liens securing Indebtedness permitted pursuant to Section 7.03(t); provided that such Liens may be either a Lien on the Collateral that is pari passu with the Lien securing the Obligations or a Lien ranking junior to the Lien on the Collateral securing the Obligations (but may not be secured by any assets that are not Collateral) and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement with the Administrative Agent that is reasonably satisfactory to the Administrative Agent;

(gg)       with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law;

(hh)       Liens in favor of the Borrower or a Loan Party, provided that such Liens are subordinate to the Liens of the Collateral Documents; and

(ii)          Liens securing Swap Contracts entered into for bona fide hedging purposes of the Borrower or any of its Subsidiaries and not for the purpose of speculation.

SECTION 7.02     Investments.  Make any Investments, except:

(a)          Investments by the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b)         loans or advances to officers, directors, partners and employees of the Borrower or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) for purposes not described in the foregoing clauses (i) in an aggregate principal amount outstanding under this clause (b)(ii) not to exceed $2,500,000;

(c)          asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons, in each case in the ordinary course of business;

(d)         Investments (i) by any Loan Party in any other Loan Party, (ii) by any Subsidiary in any Loan Party, (iii) by any Non-Loan Party in any other Non-Loan Party, (iv) by a Loan Party in a Non-Loan Party to the extent such Investment is made to fund all or any portion of (and up to an amount not exceeding) an Investment by such Non-Loan Party in reliance on and in accordance with Section 7.02(j), (n), (t), or (x) and (v) by any Loan Party in any Non-Loan Party; provided that the aggregate amount of such Investments in Non-Loan Parties pursuant to clause (v) (excluding any Investments received in respect of, or consisting of, the transfer or contribution of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary), as valued at cost at the time each such Investment is made, shall not exceed (A) the greater of (x) $75,000,000 and (y) 16.5% of Total Assets (measured at the time of the making of such Investment) plus (B) an amount equal to any distributions, returns of capital or sale proceeds actually received by Loan Parties in cash in respect of any Investments under clause (v) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made);

(e)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f)          Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.01, Section 7.03 (other than Section 7.03(e)), Section 7.04 (other than Section 7.04(e)), Section 7.05 (other than Sections 7.05(d)(ii), (e) and (p)) and Section 7.06 (other than Section 7.06(d)), respectively; provided, however, that no Investments may be made solely pursuant to this Section 7.02(f);

(g)         Investments existing on the Closing Date and set forth on Schedule 7.02(g) and Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the Closing Date; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h)         Investments in Swap Contracts permitted under Section 7.03(g);

(i)           promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05 (other than Sections 7.05(d)(ii), (e) and (p));

(j)           the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that (i) on the date the agreement for such acquisition is executed, no Default or Event of Default shall have occurred and be continuing, (ii) upon giving effect to such acquisition, the Borrower shall be in compliance with Section 7.11, (iii) the Borrower shall comply with Section 6.11 and Section 6.13 (within the time period specified therein), to the extent applicable, and (iv) the aggregate purchase consideration paid by Loan Parties for the acquisition of Persons that do not become Guarantors and assets acquired by Non-Loan Parties shall not exceed the greater of (x) $100,000,000 and (y) 22% of Total Assets (measured at the time of the making of such Investment);

(k)          the conversion or contribution of Indebtedness or other obligations from Subsidiaries to an Equity Interest in the obligor; provided that any such conversion or contribution shall not result in an additional ability to make Investments in Non-Loan Parties in the amount of such converted or contributed obligations;

(l)           Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m)         Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n)         Investments as valued at cost at the time each such Investment is made, in an amount not exceeding the Available Amount; provided that (x) at the time of any such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) in the case of any such Investment in an amount in excess of $15,000,000, the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of the Available Amount;

(o)         advances of payroll payments to employees in the ordinary course of business;

(p)         [reserved];

(q)         Investments held by a Restricted Subsidiary acquired after the Closing Date or of a corporation merged with the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)           Guarantee Obligations of the Borrower or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness;

(s)          Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower;

(t)          other Investments made after the Closing Date in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not to exceed the greater of (x) $10,000,000 and (y) 2.2% of Total Assets (measured at the time of the making of such Investment), plus an amount equal to any distributions, returns of capital or sale proceeds actually received by Loan Parties in cash in respect of any Investments made under this clause (t) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made);

(u)         [reserved];

(v)         Guarantee Obligations of the Borrower or any Restricted Subsidiary in connection with the provision of credit card payment processing services;

(w)         contributions to a “rabbi” trust for the benefit of employees of the Borrower or the Restricted Subsidiaries or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(x)          Investments in any JV Entity and any Unrestricted Subsidiary in an aggregate amount as valued at cost at the time each such Investment is made and including all related commitments for future Investments not to exceed the greater of (x) $15,000,000 and (y) 3.3% of Total Assets; and

(y)         additional Investments; provided that after giving Pro Forma Effect thereto, (i) the Net Leverage Ratio (calculated on a Pro Forma Basis) is not greater than 2.00:1.00 as of the last day of the Test Period most recently ended on or prior to the making of such Investment and (ii) no Default or Event of Default shall have occurred and be continuing.

For purposes of determining compliance with this Section 7.02, in the event that an Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (y) above, the Borrower may, in its sole discretion, divide, classify and, except with respect to any Investment made under Section 7.02(n), reclassify such Investment (or any portion thereof) in one or more of the above clauses.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Investment for purposes of this Section 7.02.

SECTION 7.03     Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)          Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents;

(b)         [reserved];

(c)          Indebtedness existing on the Closing Date and listed on Schedule 7.03(c) (the “Surviving Indebtedness”) and any Permitted Refinancing thereof;

(d)         Guarantee Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that an Immaterial Subsidiary may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Immaterial Subsidiary could not otherwise incur under this Section 7.03); provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guaranty of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e)          Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02 (other than Section 7.02(f)); provided that all such Indebtedness incurred following the Closing Date of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.02 of the Security Agreement;

(f)          (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement), (ii) Attributable Indebtedness arising out of Permitted Sale Leasebacks; and (iii) any Indebtedness incurred to refinance the Indebtedness set forth in the immediately preceding clauses (i) and (ii) so long as the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03; provided that the aggregate principal amount of Indebtedness under this Section 7.03(f) (other than customary fees, expenses and premiums associated with clause (iii)) does not exceed the greater of (a) $20,000,000 and (b) 4.5% of Total Assets (measured at the time of the incurrence of such Indebtedness);

(g)         Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks and not for speculative purposes;

(h)         [reserved]

(i)           Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(j)           Indebtedness to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 7.06 in an aggregate amount not to exceed $2,500,000 at any one time outstanding;

(k)          Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l)           Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m)         Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case incurred in the ordinary course;

(n)         Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)         Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p)         obligations in respect of performance, bid, appeal and surety bonds and performance and completion bonds and guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)         Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(r)          other unsecured Indebtedness or Indebtedness secured by a Lien junior to the Lien securing the Obligations of the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed the greater of (x) $10,000,000 and (y) 2.2% of Total Assets (measured at the time of incurrence) at any one time outstanding; provided that the Borrower or any Restricted Subsidiary may incur unlimited additional unsecured Indebtedness or Indebtedness secured by a Lien junior to the Lien securing the Obligations, so long as the Net Leverage Ratio as of the most recent Test Period (calculated on a Pro Forma Basis after giving effect to the incurrence of such indebtedness and any related Specified Transaction) is not greater than 5.50:1.00; provided, further, that (i) the aggregate principal amount of such Indebtedness incurred by Restricted Subsidiaries that are not Guarantors shall not exceed $10,000,000 at any one time outstanding, (ii) such Indebtedness has a final maturity date equal to or later than 91 days after the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Term B Loans, (iii) such Indebtedness does not have mandatory prepayment, redemption or offer to purchase events more favorable then the Term Loans and Revolving Commitments (iv) the terms and conditions reflect market terms and conditions at the time of incurrence or issuance; provided that the covenants and events of default are, taken as a whole, not materially tighter than or in addition to than those included in the Loan Documents (as determined by the Borrower in good faith) (except for covenants or other provisions applicable only after the Maturity Date of the Term B Loans, it being understood that to the extent any financial covenant is added for the benefit of such refinancing indebtedness, no consent shall be required from any Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any existing Facility);

(s)          Indebtedness incurred by a Non-Loan Party Subsidiary, and guarantees thereof by Non-Loan Party Subsidiaries, in an aggregate principal amount not to exceed the greater of (x) $35,000,000 and (y) 7.5% of Total Assets (measured at the time of incurrence);

(t)          (i) Indebtedness (in the form of senior secured notes or unsecured or junior secured notes or loans) incurred by the Borrower to the extent that the Borrower shall have been permitted to incur such Indebtedness pursuant to Section 2.14(a) and with respect to any such Indebtedness incurred pursuant to Section 2.14(a)(iii) other than first lien secured notes, the Net Leverage Ratio does not exceed 5.50:1.00 on a Pro Forma Basis; provided such Indebtedness shall be deemed to be usage of the Incremental Facilities Cap; provided that (A) such Indebtedness shall not mature earlier than the Maturity Date applicable to the Term B Loans, (B) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of the Term B Loans, (C) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently Guaranteed the Obligations, (D) such Indebtedness does not benefit from any Collateral not provided for the benefit of the Obligations, (E) the terms and conditions reflect market terms and conditions at the time of incurrence or issuance; provided that the covenants and events of default are, taken as a whole, not materially more favorable to those included in the Loan Documents (as determined by the Borrower in good faith) (except for covenants or other provisions applicable only after the Maturity Date of the Term B Loans, it being understood that to the extent any financial covenant is added for the benefit of such incremental indebtedness, no consent shall be required from any Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any existing Facility) and (E) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clauses (A) and (B) (such Indebtedness incurred pursuant to this clause (t) being referred to as “Permitted Alternative Incremental Facilities Debt”) and (ii) any Permitted Refinancing thereof;

(u)         additional Indebtedness in an aggregate principal amount not to exceed the greater of (x) $25,000,000 and (y) 5.5% of Total Assets (measured at the time of incurrence);

(v)         [Reserved];

(w)         (i) Indebtedness assumed in connection with any Permitted Acquisition or incurred to finance a Permitted Acquisition, provided that if such Indebtedness is assumed, such Indebtedness was not incurred in contemplation of such Permitted Acquisition, in an aggregate principal amount not to exceed the greater of $10,000,000 and 2.2% of Total Assets (measured at the time of incurrence), plus unlimited additional Indebtedness so long as (A) if such Indebtedness is secured (other than to the extent secured solely by Liens that are junior to the Liens securing the Obligations) after giving Pro Forma Effect to such Permitted Acquisition and such Indebtedness, the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) as of the most recent Test Period would not be greater than 4.25:1.00 and (B) if such Indebtedness is not covered by clause (A) above, after giving Pro Forma Effect to such Permitted Acquisition and such Indebtedness, the Net Leverage Ratio (calculated on a Pro Forma Basis) as of the most recent Test Period would not be greater than 5.50:1.00; provided, further that the maximum aggregate principal amount of Indebtedness that may be incurred pursuant to this clause (w) and Section 7.03(r) by Restricted Subsidiaries that are not Guarantors shall not exceed $10,000,000 at any one time outstanding; and (ii) any Permitted Refinancing thereof;

(x)          (i) Indebtedness incurred by the Borrower (in the form of term loans and revolving loans and, with respect to Indebtedness used to prepay Term Loans, secured or unsecured notes) to the extent that 100% of the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Term Loans in accordance with Section 2.05(b)(iii) or to the prepayment of Revolving Loans and concurrent termination of Revolving Commitments; provided that (A) such Indebtedness shall not mature earlier than the Maturity Date with respect to the relevant Term Loans being refinanced or Revolving Commitments being replaced, as applicable, (B)

as of the date of the incurrence of such Indebtedness refinancing Term Loans, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of the remaining Term Loans being refinanced, (C) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently Guarantied the Obligations, (D) such Indebtedness does not benefit from any Collateral not provided for the benefit of the Obligations (E) the covenants and events of default are, taken as a whole, not materially more favorable to the investors providing such refinancing indebtedness than those applicable to the Term Loans being refinanced or the Revolving Commitments being replaced, as applicable, or otherwise reflect market terms and conditions (excluding pricing and optional prepayment or redemption terms) on the date of issuance (as determined by the Borrower in good faith) (except for covenants or other provisions applicable only after the Latest Maturity Date, it being understood that to the extent any financial covenant is added for the benefit of such refinancing indebtedness, no consent shall be required from any Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any existing Facility) and (E) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clauses (A) and (B) and (ii) any Permitted Refinancing thereof;

(y)         Guarantee Obligations of the Borrower or any Restricted Subsidiary in connection with the provision of credit card payment processing services; and

(z)          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Dollars exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the Dollars exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (y) above, the Borrower may, in its sole discretion, divide, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

SECTION 7.04     Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)          any Restricted Subsidiary may merge with (i) the Borrower (including a merger the purpose of which is to reorganize the Borrower in a new State within the United States); provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)         (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party, (ii) (A) any Subsidiary may liquidate, wind up or dissolve, or (B) any Restricted

Subsidiary may change its legal form, in each case, if in either case, the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and (iii) the Borrower may change its legal form if it determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(c)          any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02 (other than Section 7.02(f)) and Section 7.03, respectively;

(d)         so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(f); provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;

(e)          [reserved]; and

(f)          so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, winding up, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)), may be effected.

SECTION 7.05     Dispositions.  Make any Disposition, except:

(a)          Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b)         Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any patent issuances, registrations or any patent applications or applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business);

(c)          Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d)         Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 (other than Section 7.02(f)) or (iii) such Disposition shall consist of the transfer of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary;

(e)          Dispositions permitted by Section 7.02 (other than Section 7.02(f)), Section 7.04 (other than Section 7.04(g)) and Section 7.06 and Liens (and realization on any Liens) permitted by Section 7.01 (other than Section 7.01(m));

(f)          Dispositions in the ordinary course of business of Cash Equivalents;

(g)         leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(h)         transfers of property subject to Casualty Events;

(i)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(j)           Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(k)          the unwinding of any Swap Contract pursuant to its terms;

(l)           Permitted Sale Leasebacks;

(m)         Dispositions not otherwise permitted pursuant to this Section 7.05; provided that (i) such Disposition shall be for fair market value as reasonably determined by the Borrower or the applicable Restricted Subsidiary in good faith based on sales of similar assets, if available, (ii) the Borrower or the applicable Restricted Subsidiary complies with the applicable provisions of Section 2.05, and (iii) with respect to any Disposition pursuant to this clause (m) for a purchase price in excess of $5,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto) of the Borrower or any of its Restricted Subsidiaries, other than liabilities that are by their terms subordinated in right of payment to the Obligations under the Loan Documents, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations received by the Borrower or any of its Restricted Subsidiaries from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower and its Restricted Subsidiaries in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (m) that is at that time outstanding, not in excess of $10,000,000 at the time of the receipt of such Designated Non-Cash Consideration (net of any non-cash consideration converted into cash and Cash Equivalents received in respect of any such non-cash consideration), with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(n)         the abandonment or other Disposition of intellectual property which are reasonably determined by the Borrower, in good faith, to be no longer economical, negligible, obsolete or otherwise not material to its business;

(o)         the Borrower and its Restricted Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;

(p)         Dispositions of non-core or obsolete assets acquired in connection with Permitted Acquisitions;

(q)         any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(r)          any forgiveness, writeoff or writedown of any intercompany obligations or obligations owing pursuant to Section 7.02(b); provided that any forgiveness of obligations owing by a Non-Loan Party shall not result in additional ability to make Investments in Non-Loan Parties in the amount of such forgiven obligations; and

(s)          any Disposition or series of related Dispositions not otherwise permitted pursuant to this Section 7.05 in an amount not to exceed $5,000,000.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is expressly permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06     Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)          each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)         (i) the Borrower may redeem in whole or in part any of its Equity Interests for another class of its Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)          [reserved];

(d)         to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(f)) or Section 7.04;

(e)          repurchases of Equity Interests in the ordinary course of business in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)          the Borrower or any Restricted Subsidiary may, in good faith, pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it held by any future, present or former employee, director, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Borrower or any Subsidiary; provided that such payments do not to exceed $5,000,000 in any fiscal year; provided that any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(f) in any calendar year (after giving effect to such carry forward) shall not exceed $10,000,000; provided further that cancellation of Indebtedness owing to the Borrower or any of its Subsidiaries from members of management of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g)         netting of shares under stock option plans to settle option price payments owed to employees and officers of the Borrower with respect thereto, and netting of shares to settle such employees’ and officers’ federal, state and income tax liabilities (if any) related to restricted stock units and similar stock based awards thereunder;

(h)         the Borrower or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i)           the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(j)           the Borrower and each Restricted Subsidiary may declare and make dividend payments to or other distributions payable in Qualified Equity Interests of such Person;

(k)          the Borrower or any Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed the Available Amount; provided that (x) at the time of any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom, with respect to any Restricted Payment utilizing amounts pursuant to clause (b) of the definition of “Available Amount,” at the time of such Restricted Payment and after giving effect thereto and to the incurrence of any Indebtedness in connection therewith, the First Lien Net Leverage Ratio as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be less than 4.25:1.00 and (y) in the case of any such Restricted Payment in an amount in excess of $15,000,000, the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of the Available Amount;

(l)           the declaration and payment by the Borrower of dividends on the common stock or common equity interests of the Borrower in an amount not to exceed in any fiscal year the greatest of (x) the aggregate amount of dividends on the common stock or common equity interests of the Borrower paid by the Borrower in the prior fiscal year, (y) at the time of any such declaration by the Borrower, an amount equal to 40% of the Consolidated Net Income of the Borrower for the Test Period most recently ended and (z) $15,000,000; provided that no Default or Event of Default shall have occurred and be continuing at the time of the declaration of any such Restricted Payment; and.

(m)         the Borrower or any Restricted Subsidiary may make additional Restricted Payment; provided that after giving Pro Forma Effect thereto, (i) the Net Leverage Ratio (calculated on a Pro Forma Basis) is not greater than 2.00:1.00 as of the last day of the Test Period most recently ended on or prior to the making of such Restricted Payment and (ii) no Default or Event of Default shall have occurred and be continuing.

SECTION 7.07     [Reserved]

SECTION 7.08     Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower with a fair market value in excess of $2,000,000, whether or not in the ordinary course of business, other than:

(a)          transactions between or among the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)         transactions on terms not less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)          the Transaction and the payment of fees and expenses related to the Transaction;

(d)         equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any Restricted Subsidiary permitted under Section 7.06;

(e)          loans, Investments and other transactions by and among the Borrower and/or one or more Subsidiaries and joint ventures to the extent permitted under (or not prohibited by) this Article VII;

(f)          employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business as determined in good faith by the board of directors or senior management of the relevant Person and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(g)         the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(h)         transactions pursuant to permitted agreements in existence on the Closing Date and disclosed or referenced in the S-1 (excluding the Section entitled “Risk Factors” therein) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(i)           Restricted Payments permitted under Section 7.06; and

(j)           the issuance of Equity Interests of the Borrower, including the issuance of such Equity Interests to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries.

SECTION 7.09     Prepayments, Etc., of Indebtedness.

(a)          Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Debt (it being understood that payments of regularly scheduled interest and mandatory prepayments (including AHYDO payments) under such Subordinated Debt Documents shall be permitted), except for (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of the Borrower, (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount not to exceed the Available Amount; provided that (x) at the time of any such payment, no Event of Default shall have occurred and be continuing or would result therefrom and (y) in the case of any such payment in an amount in excess of $15,000,000, the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of the Available Amount and (z) to the extent made using clause (b) of the definition of “Available Amount”, the First Lien Net Leverage Ratio calculated on a Pro Forma Basis at the time of such payment does not exceed 4.25:1.00 and (iv) additional prepayments, redemptions, purchases, defeasances and other payments, provided that after giving Pro Forma Effect thereto, the Net Leverage Ratio (calculated on a Pro Forma Basis) is not greater than 2.00:1.00 as of the last day of the Test Period most recently ended on or prior to the making of such prepayment, redemption, purchase, defeasance and other payment.

(b)         Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of the Subordinated Debt Documents without the consent of the Required Lenders (not to be unreasonably withheld or delayed).

SECTION 7.10     Financial Covenant.

Except with the written consent of the Required Revolving Credit Lenders, permit the First Lien Net Leverage Ratio as of the last day of any Test Period set forth below, as of the last day of such Test Period, to be greater than the ratio set forth opposite such Test Period below:

Test Period Ended	First Lien Net Leverage Ratio
September 30, 2014	4.50:1.00
December 31, 2014	4.50:1.00
March 31, 2015	4.50:1.00
June 30, 2015	4.50:1.00
September 30, 2015 and thereafter	4.25:1.00

SECTION 7.11     Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

SECTION 7.12     Burdensome Agreements.  Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of (u) any Restricted Subsidiary to make Restricted Payments to any Loan Party, (w) any Restricted Subsidiary to make loans or advances to any Loan Party, (x) any Restricted Subsidiary to transfer any of its property to any Loan Party, (y) the Borrower or any Restricted Subsidiary to pledge its property pursuant to the Loan Documents or (z) any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations under the Loan Documents, except in respect of any of the matters referred to in clauses (u) through (z) above:

(i)           restrictions and conditions imposed by law or any Loan Document;

(ii)          restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(iii)         customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted (or is required to be permitted) hereunder;

(iv)         customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(v)          restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(vi)         restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;

(vii)        restrictions or conditions in any Indebtedness permitted pursuant to Section 7.03 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or, in the case of Subordinated Debt, are market terms at the time of issuance (as determined by the Borrower in good faith) or, in the case of Indebtedness of any Non-Loan Party, are imposed solely on such Non-Loan Party and its Subsidiaries and are market terms at the time of issuance (as determined by the Borrower in good faith); provided that any such restrictions or conditions permit compliance with the Collateral and Guarantee Requirement and Section 6.11;

(viii)       restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business; and

(ix)          encumbrances and restrictions under the Organization Documents of JV Entities.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01     Events of Default.  Any of the following events referred to in any of clauses (a) through (k) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a)          Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)         Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or Section 6.05 (i) (solely with respect to the Borrower), Section 6.12, Section 6.14 or Article VII (other than Section 7.10) or (ii) Section 7.10; provided that an Event of Default under Section 7.10 shall not constitute an Event of Default or trigger a cross-default for purposes of any Term Loan unless and until the Required Revolving Credit Lenders have actually declared all outstanding obligations under the Revolving Credit Facility to be immediately due and payable and have terminated the Revolving Credit Commitments, in each case in accordance with this Agreement; or

(c)          Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d)         Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(e)          Cross-Default.  Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after giving effect to any grace period, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f)          Insolvency Proceedings, Etc.  Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g)         Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)         Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to result in a Material Adverse Effect; or

(j)           Invalidity of Loan Documents.  Any material provision of this Agreement or any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Collateral Document ceases to create a valid and perfected first priority lien on the Collateral covered thereby (to the extent required hereby or thereby); or any Loan Party contests in writing the validity or enforceability of any material provision of this Agreement or any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under this Agreement or any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind this Agreement or any Collateral Document; or

(k)          Change of Control.  There occurs any Change of Control.

SECTION 8.02     Remedies Upon Event of Default.

(a)          If any Event of Default occurs and is continuing (other than an Event of Default under Section 8.01(b)(ii) unless the conditions of the second proviso contained therein have been satisfied) the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)         require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)        exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)         Subject to the proviso in Section 8.01(b)(ii), if any Event of Default under Section 8.01(b)(ii) occurs and is continuing, the Administrative Agent may and, at the request of the Required Revolving Credit Lenders, shall take any or all of the following actions:

(i)           declare the commitment of each Lender to make Revolving Credit Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)          declare the unpaid principal amount of all outstanding Revolving Credit Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document under or in respect of the Revolving Credit Facility to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)         require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)        exercise on behalf of itself and the Revolving Credit Lenders all rights and remedies available to it and the Revolving Credit Lenders under the Loan Documents or applicable Laws, in each case under or in respect of the Revolving Credit Facility.

SECTION 8.03     Exclusion of Immaterial Subsidiaries.  Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary together with the Consolidated EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.

SECTION 8.04     Application of Funds.  If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal, Unreimbursed Amounts or face amounts of the Loans and L/C Borrowings, the Swap Termination Value under Secured Hedge Agreements and Cash Management Obligations, and to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnity obligations) have been paid in full, to the Borrower or as otherwise required by Law;

provided, however, that notwithstanding anything to the contrary in this Agreement or any other Loan Document in no circumstances shall proceeds of any Collateral constituting an asset of a Loan Party that is not a Qualified ECP Guarantor be applied towards the payment of any Obligations constituting Swap Obligations, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01     Appointment and Authorization of Agents.

(a)          Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)         Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Related Parties” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)          The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07) and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(d)         The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.02     Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.03     Liability of Agents.

(a)          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)         shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)         The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct (in each case, as determined in a final, non-appealable judgment of a court of competent jurisdiction).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

(c)          The Administrative Agent shall not be responsible to any Lender for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)         The Administrative Agent shall not have any duties or responsibilities or be liable for monitoring or enforcing Section 10.07 (b)(ii)(E).

SECTION 9.04     Reliance by Agents.

(a)          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the relevant L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken in good faith by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05     Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06     Credit Decision; Disclosure of Information by Agents.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent or their respective Related Parties.

SECTION 9.07     Agents in their Individual Capacities

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

SECTION 9.08     Successor Agents.

The Administrative Agent may resign, upon 30 days prior notice to the Lenders, each L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which appointment of a successor agent shall require the consent of the Borrower (except during the existence of an Event of Default under Section 8.01(f) or (g)), which consent shall not be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers (without the consent of any of the Lenders or the L/C Issuers but with the consent of the Borrower (except during the existence of an Event of Default under Section 8.01(f) or (g)), which consent shall not be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section and (iii) the Borrower and the Lenders agree that in no event shall the retiring Administrative Agent and Collateral Agent or any of their respective Affiliates or any of their respective officers, directors, employees, agents, advisors, partners, trustees or representatives have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Administrative Agent or Collateral Agent to be appointed and to accept such appointment.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.09).   The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.09     Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.04(e) and (f), Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)          any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.10     Collateral and Guaranty Matters.  The Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably agree:

(a)          that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit and any other obligation (including a guarantee that is contingent in nature), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Restricted Subsidiaries that are Guarantors, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) or (d) below, or (v) if the property subject to such Lien becomes subject to the exclusions set forth in the last paragraph of the definition of Collateral and Guarantee Requirement pursuant to a transaction not prohibited by this Agreement;

(b)         to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) and (o);

(c)          that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; and

(d)         if any Subsidiary Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), (i) such Subsidiary shall be automatically released from its obligations under the Guaranty and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall be automatically released.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.11     Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-arranger” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such or in its capacity, as applicable, as the Administrative Agent or L/C Issuer hereunder.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.12     Appointment of Supplemental Administrative Agents.

(a)          It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b)         In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)          Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.13     Withholding Tax.  To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14.  The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.  For the avoidance of doubt, (1) the term “Lender” shall, for purposes of this Section 9.14, include any L/C Issuer and (2) this Section 9.14 shall not limit or expand the obligations of the Borrower or any Guarantor under Section 3.01 or any other provision of this Agreement.

SECTION 9.14     Cash Management Obligations and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations and Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X

Miscellaneous

SECTION 10.01   Amendments, Etc.  Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders; provided that, to the extent such waiver, amendment or modification was delivered to the Administrative Agent and does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent’s failure to so execute shall not impact the effectiveness of such waiver, amendment or modification), each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)          extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)         postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08 without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)         change any provision of this Section 10.01, the definition of “Required Lenders,” “Required Revolving Credit Lenders” or “Pro Rata Share” or Section 2.05(b)(iv)(Y), Section 2.05(d)(iv) (with respect to the requirement to make ratable payments), Section 2.06(c), Section 2.13 or Section 8.04 without the written consent of each Lender directly and adversely affected thereby;

(e)          release all or substantially all of the value of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (e) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(f)          release all or substantially all of the Guaranties in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (f) to the extent such transaction does not result in the release of all or substantially all of the Guaranties;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, change any provision of Section 1.10 or affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders and (v) only the consent of the Required Revolving Credit Lenders (subject to the Revolving Facility Special Voting Requirements) shall be necessary to amend or waive the terms and provisions of Sections 4.02, 7.10 and 8.01(b)(ii) (and the related definitions as used in such Section but not as used in other Sections of this Agreement) and to waive any conditions set forth in Section 4.02 to the making of any Revolving Loans.  Notwithstanding the foregoing this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, the Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, (i) the Borrower and the Administrative Agent may, without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Sections 2.14 and 2.15; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) the Administrative Agent is hereby authorized by the Lenders to approve the forms of Collateral Documents as contemplated herein, and to enter into any Loan Documents in such forms as approved by it on or prior to the Closing Date (and thereafter as contemplated by the provisions of this Credit Agreement); (iv) the Administrative Agent shall be permitted to agree to the form of, and approve such modifications to, the Schedules hereto on or prior to the Closing Date as shall be reasonably satisfactory to the Administrative Agent; (v) the Borrower and the Administrative Agent may without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents that are not materially adverse to the Lenders (or one or more Facilities thereof); (vi) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision without the input or consent of the Lenders and (vii) any guarantees, collateral security documents, Intercreditor Agreements and related documents executed by the Borrower or any Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (a) to comply with local Law or advice of local counsel, (b) to cure ambiguities, omissions, mistakes or defects or (c) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.02   Notices and Other Communications; Facsimile Copies.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrower, the Administrative Agent or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)          if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(b) shall be effective as provided in such Section 10.02(b).

(b)         Electronic Communications.  Notices and other communications to the Lenders and any L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)          The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)         Change of Address, Etc.  Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)          Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance in good faith by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f)          Notice to other Loan Parties.  The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

SECTION 10.03   No Waiver; Cumulative Remedies.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and each L/C Issuer; provided, however, that the foregoing shall not prohibit (a) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (b) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (c), (d) and (e) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04   Attorney Costs and Expenses.  The Borrower agrees to pay or reimburse (a) the Administrative Agent and the Lead Arrangers for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Term Loans and Revolving Credit Loans (including reasonable and documented out of pocket travel expenses) and the preparation and negotiation of this Agreement and the other Loan Documents entered into on or about, or prior to, the Closing Date (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Sullivan & Cromwell and, if necessary, one local counsel in each relevant jurisdiction, (b) the Agent and the Lenders for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Agents and the Lenders and, if necessary, one local and foreign counsel in each relevant jurisdiction and, in the event of a potential conflict of interest where the Lender affected by such conflict informs the Borrower of such conflict, such additional counsels as are reasonably required, and (c) the Agents for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, including all Attorney Costs of one counsel to the Agents and, if necessary, one local and foreign counsel in each relevant jurisdiction.  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05   Indemnification.  (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each L/C Issuer, each Agent, each Lender, each Lead Arranger, the Syndication Agent and each Related Party of the foregoing (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several (including reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (regardless of whether such Indemnitees is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person) (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee or one of its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against an Indemnitee acting is its capacity as an L/C Issuer, Agent, Lead Arranger, Syndication Agent or similar role under the Loan Documents).  No Indemnitee shall be liable for any damages arising from the use or misuse by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnity and reimbursement obligations to the extent set forth in Section 10.04 and Section 10.05(a).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05.  The agreements in this Section 10.05 shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

(b)         To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04 or Section 10.05(a) to be paid by it to any Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.12(e).

SECTION 10.06   Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate, in the applicable currency of such payment.

SECTION 10.07   Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein

(including without limitation as permitted under Section 7.04), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         (i)             Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b) and participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)         the Borrower; provided that, no consent of the Borrower shall be required for an assignment of any (x) Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee or (y) Revolving Credit Facility to any Revolving Credit Lender, any Affiliate of a Revolving Credit Lender or any Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee; provided, however, that (I) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (II) during the thirty (30) day period following the Closing Date, the Borrower shall be deemed to have consented to an assignment to any Lender if such Lender was previously identified in the initial allocations of the Loans provided by the Lead Arrangers to the Borrower and reviewed and approved by the Borrower (such approval not to be unreasonably withheld or delayed) in writing on or prior to the Closing Date;

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (i) all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of a Revolving Credit Commitment or Revolving Credit Loan to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender; and

(C)         in the case of any assignment of any of the Revolving Credit Facility, each L/C Issuer at the time of such assignment; provided that no consent of such L/C Issuers shall be required for any assignment of all or any portion of a Revolving Credit Commitment or Revolving Credit Loan to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender.

(ii)          Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility) or $1,000,000 (in the case of a Term Loan) unless the Borrower and the Administrative Agent otherwise consents; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C)         the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);

(D)         no such assignment shall be made (I) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries except in accordance with Section 2.05(d), or (II) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person; and

(E)          the Assignee shall not be a Disqualified Lender; and a Lender may only disclose the list of Disqualified Lenders to a potential assignee that agrees that, unless it becomes a Lender, it will keep the list confidential on terms substantially similar to those in 10.08 of this Agreement.

This clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c)          Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that (i) such fee shall not apply to assignments by the Initial Lenders, or any of their respective Affiliates and (ii) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).  For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d)         The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)          Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural person or a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents, the L/C Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (e) or (f) that directly affects such Participant.  Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Sections 3.01(e) and (f)) and Sections 3.06 and 3.07, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b).  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Any Lender that sells participations shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and the address of each Participant and the principal amounts (and related interest amounts) of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent demonstrable error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit or other Tax proceeding that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f)          A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(g)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)         Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05, subject to the requirements and limitations of such Sections (including Sections 3.01(e) and (f)) and Sections 3.06 and 3.07, to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i)           Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)           Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified, in consultation with the Borrower, a successor L/C Issuer willing to accept its appointment as successor L/C Issuer.  In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

SECTION 10.08   Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, trustees, investment advisors, professionals and other experts and agents, including accountants, legal counsel and other advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable Law, rule or regulation or compulsory legal process based on the advice of counsel (in which case such Agent or Lender agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or Governmental Authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over such Agent or Lender or any of their respective Affiliates (in which case such Agent or Lender agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or Governmental Authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g) or Section 10.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information(x) becomes publicly available other than as a result of a breach of this Section 10.08 or (y) is or was received by any Agent or any Lender or any of their respective Affiliates from a third party that is not, to such party’s knowledge, subject to contractual or fiduciary confidentiality obligations owning to the Borrower, (h) to the extent such information is independently developed by such Agent or Lender or any of their respective Affiliates; (i) to any Governmental Authority or examiner regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (l) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of their subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09   Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owning by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect Subsidiary of the Borrower.  Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

SECTION 10.10   Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.11   Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that (i) the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement and (ii) the Commitment Letter shall continue to be in full force and effect to the extent set forth in Section 9 thereof.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.12   Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.13   Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.14   GOVERNING LAW; Jurisdiction, Etc.

(a)          Governing Law.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b)         Jurisdiction.  Each Party hereto IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE.  Each Party hereto IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.15   WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.16   Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.17   Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.18   Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.19   USA PATRIOT Act.  Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the USA PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act

SECTION 10.20   No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower its Subsidiaries, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (ii) in connection with the transactions contemplated hereby or the process leading thereto, the Agents, the Lead Arrangers, the Lenders and their respective Subsidiaries (as the case may be) are acting solely as a principal and not as agents or fiduciaries of the Borrower, its Subsidiaries or any other person, (iii) the Agents, the Lead Arrangers, the Lenders and their respective Subsidiaries (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of the Borrower or its Subsidiaries with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agents, the Lead Arrangers, the Lenders or any of their respective Subsidiaries have advised or are currently advising the Borrower or its Subsidiaries on other matters) except the obligations expressly set forth in this Agreement, the other Loan Documents and the Commitment Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.  The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Borrower and its Subsidiaries are responsible for making their own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees, and acknowledges its Subsidiaries’ understanding, that they will not claim that the Agents, the Lead Arrangers, the Lenders or their respective Subsidiaries, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Borrower or its Subsidiaries, in connection with such transaction or the process leading thereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PHIBRO ANIMAL HEALTH CORPORATION,
as the Borrower

By:	/s/ David C. Storbeck
	Name:	David C. Storbeck
	Title:	Vice President Finance and Treasurer

BANK OF AMERICA, N.A.
as Administrative Agent and Collateral Agent

By:	/s/ Stacey Hamilton Sandler
	Name:	Stacey Hamilton Sandler
	Title:	SVP & Senior Credit Products Officer

BANK OF AMERICA, N.A.
as L/C Issuer and Lender

By:	/s/ Stacey Hamilton Sandler
	Name:	Stacey Hamilton Sandler
	Title:	SVP & Senior Credit Products Officer

BANK OF AMERICA, N.A.
as Joint Lead Arranger

By:	/s/ Edward Martin
	Name:	Edward Martin
	Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
as Joint Bookrunner

By:	/s/ Edward Martin
	Name:	Edward Martin
	Title:	Director

MORGAN STANLEY SENIOR FUNDING, INC.
as Joint Lead Arranger, Joint Bookrunner and Syndication
Agent

By:	/s/ Pramod Raju
	Name:	Pramod Raju
	Title:	Authorized Signatory

MORGAN STANLEY BANK NA
as Revolving Credit Lender

By:	/s/ Pramod Raju
	Name:	Pramod Raju
	Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.
as Joint Lead Arranger, Joint Bookrunner and Syndication
Agent

By:	/s/ Pramod Raju
	Name:	Pramod Raju
	Title:	Authorized Signatory

COÖPERATIEVE CENTRALE RAIFFESEN-
BOERENLEENBANK B.A. “RABOBANK NEDERLAND”,
NEW YORK BRANCH.
as Joint Bookrunner and Documentation Agent

By:	/s/ Steve Gilbert
	Name:	Steve Gilbert
	Title:	Executive Director

By:	/s/ Michalene Donegan
	Name:	Michalene Donegan
	Title:	Executive Director

COÖPERATIEVE CENTRALE RAIFFESEN-
BOERENLEENBANK B.A. “RABOBANK NEDERLAND”,
NEW YORK BRANCH.
as Revolving Credit Lender

By:	/s/ Steve Gilbert
	Name:	Steve Gilbert
	Title:	Executive Director

By:	/s/ Michalene Donegan
	Name:	Michalene Donegan
	Title:	Executive Director